Exhibit 10.4
Execution Copy

STOCK PURCHASE AGREEMENT
by and between
Sempra Energy
and
Energy West Incorporated
Dated as of January 30, 2007

TABLE OF CONTENTS

1.DEFINITIONS		1

1.1.	Defined Terms	1
1.2.	Construction of Certain Terms and Phrases	9

2.THE PURCHASE AND SALE OF STOCK		10

2.1.	Sale and Transfer	10
2.2.	Payment of the Purchase Price	10
2.3.	Preparation of the Closing Date Balance Sheet	10

3.PRE-CLOSING COVENANTS AND UNDERTAKINGS		11

3.1.	Satisfaction of Closing Conditions	12
3.2.	Conduct of the Business of the Company and the Subsidiary Prior to Closing	12
3.3.	Consents and Approvals	14
3.4.	Access, Information and Confidentiality	16
3.5.	Delivery of Financial Statements and Regulatory Filings	18
3.6.	Pre-Closing Transfers and Debt Forgiveness	18
3.7.	Public Announcements	18

4.ADDITIONAL AGREEMENTS		19

4.1.	Tax Matters	19
4.2.	Employee and Benefit Matters	23
4.3.	Transition Services Agreement; Post-Closing Cooperation	25
4.4.	Guaranties or Bonds	25
4.5.	Agreement Not to Solicit Employees	28
4.6.	The Company’s or the Subsidiary’s Use of Seller Marks	28
4.7.	Insurance Claims	29

5. REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE SUBSIDIARY		29

5.1.	Organization and Good Standing of the Company and the Subsidiary; Foreign Qualifications	29
5.2.	Capitalization of the Company and the Subsidiary	30
5.3.	Financial Statements; Undisclosed Liabilities	31
5.4.	Taxes	31
5.5.	Tangible Personal Property	31
5.6.	Agreement Related to Other Instruments; Consents	32
5.7.	Absence of Changes	32
5.8.	Material Claims	33
5.9.	Permits; Compliance With Laws	33
5.10.	Real Property	34
5.11.	Intellectual Property; Software	34
5.12.	Material Contracts	35

i

	5.13.	Labor Matters	37
	5.14.	ERISA and Related Matters	37
	5.15.	Guaranties or Bonds	38
	5.16.	Employees	38
	5.17.	Environmental Matters	38
	5.18.	Insurance Coverage	39
	5.19.	Governmental Filings	39
	5.20.	Accounts Receivable	39

6. REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER AND THE PURCHASED SHARES			39

	6.1.	Organization and Standing	40
	6.2.	Corporate Power and Authority; Enforceability	40
	6.3.	No Violation or Conflict by Seller	40
	6.4.	Seller Governmental Approvals	40
	6.5.	Title to the Purchased Shares	41
	6.6.	Litigation Against Seller	41

7. REPRESENTATIONS AND WARRANTIES OF PURCHASER			41

	7.1.	Organization and Standing	41
	7.2.	Corporate Power and Authority; Enforceability	41
	7.3.	No Violation or Conflict by Purchaser	42
	7.4.	Purchaser Governmental Approvals	42
	7.5.	Litigation Against Purchaser	42
	7.6.	Purchase for Investment	42
	7.7.	Financial Capacity; Solvency	43
	7.8.	“As Is” Sale	43

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER			43

	8.1.	Representations True at the Closing	44
	8.2.	Covenants of Seller	44
	8.3.	No Injunction, Etc.	44
	8.4.	Consents, Approvals and Waivers	44
	8.5.	Absence of Material Adverse Effect	44
	8.6.	Other Agreements	44

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER			45

	9.1.	Representations True at Closing	45
	9.2.	Covenants of Purchaser	45
	9.3.	No Injunction, Etc.	45
	9.4.	Consents, Approvals and Waivers	45
	9.5.	Other Agreements	45

10.	CLOSING		45

	10.1.	Time and Place of Closing	46

10.2.	Transactions at Closing	46

11. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION		47

11.1.	Survival of Representations, Warranties and Agreements	48
11.2.	Agreements to Indemnify Purchaser Indemnitees	48
11.3.	Agreements to Indemnify the Seller Indemnitees	49
11.4.	Recoveries	49
11.5.	Limitations on Indemnity	49
11.6.	Survival	50
11.7.	Notice and Defense of Actions	50
11.8.	Exclusive Remedy	52
11.9.	Treatment	52

12. TERMINATION		52

12.1.	Method of Termination	52
12.2.	Procedure and Effect of Termination	53

13. GENERAL PROVISIONS		54

13.1.	Notices	54
13.2.	Brokers	55
13.3.	Expenses	56
13.4.	Further Assurances	56
13.5.	Attribution of Knowledge	56
13.6.	Waiver	56
13.7.	Assignment; Binding Effect; No Third-Party Beneficiaries	56
13.8.	Headings	57
13.9.	Entire Agreement	57
13.10.	Modifications	57
13.11.	Governing Law	57
13.12.	Severability	57
13.13.	Counterparts	58
13.14.	Exhibits and Schedules Incorporated	58
13.15.	Waiver of Certain Damages	58
13.16.	Joint Preparation	58
13.17.	Performance by Affiliates	58
13.18.	Consent to Jurisdiction; Waivers of Trial by Jury	58

LIST OF EXHIBITS

Exhibit A	Assumed Working Capital Calculation

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Seller’s Closing Certificate

Exhibit D	Form of Purchaser’s Closing Certificate

LIST OF SCHEDULES

Schedule 3.2	Conduct of the Business Prior to Closing
Schedule 3.6(a)	Excluded Assets and Liabilities
Schedule 3.6(b)	Pro Forma Balance Sheets
Schedule 4.2.1	Company’s Employees
Schedule 5.2	Capitalization of the Company and the Subsidiary
Schedule 5.3.1	Financial Statements
Schedule 5.3.2	Undisclosed Liabilities
Schedule 5.4	Taxes
Schedule 5.5.1	Tangible Personal Property
Schedule 5.6	Company’s Consents and Approvals
Schedule 5.7	Absence of Changes
Schedule 5.8	Material Claims
Schedule 5.9	Permits; Compliance with Laws
Schedule 5.10.1	Owned Real Property
Schedule 5.10.2	Leased Real Property
Schedule 5.11.1	Intellectual Property
Schedule 5.11.2(a)	Company’s and Subsidiary’s Software
Schedule 5.11.2(b)	Non-Company Affiliates’ Software
Schedule 5.11.3	Intellectual Property Infringement
Schedule 5.12	Material Contracts
Schedule 5.13	Labor Matters
Schedule 5.14	ERISA and Related Matters
Schedule 5.15	Guaranties or Bonds
Schedule 5.16	Employees
Schedule 5.17	Environmental Compliance
Schedule 5.18	Insurance Coverage
Schedule 5.19	Government Filings
Schedule 5.20	Accounts Receivable
Schedule 6.3	No Violation or Conflict by Seller
Schedule 6.4	Seller Governmental Approvals
Schedule 6.6	Litigation Against Seller
Schedule 7.3	No Violation or Conflict by Purchaser
Schedule 7.4	Purchaser Governmental Approvals
Schedule 8.5	Material Adverse Effect
Schedule 13.5(a)	Attribution of Knowledge for Seller
Schedule 13.5(b)	Attribution of Knowledge for Purchaser

v

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 30th day of January, 2007 (the “Effective Date”), by and between SEMPRA ENERGY, a corporation incorporated under the laws of the State of California, USA (“Seller”), and Energy West Incorporated, a corporation incorporated under the laws of the State of Montana, USA (“Purchaser”).
W I T N E S S E T H:
          WHEREAS, Seller owns all of the issued and outstanding capital stock of Frontier Utilities of North Carolina, Inc. (the “Company”);
          WHEREAS, the Company owns a one hundred percent (100%) membership interest in Frontier Energy, LLC (the “Subsidiary”); and
          WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding capital stock of the Company after the transfer of the Excluded Assets and Liabilities (as defined herein), all in accordance with the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:
1. DEFINITIONS
     1.1. Defined Terms.
          As used herein, the following terms shall have the following meanings unless the context otherwise requires:
          “Accounting Expert” has the meaning set forth in Section 2.3.2.
          “Accounts Receivable” means any and all accounts receivable of the Company or the Subsidiary, as the term “accounts receivable” is understood under GAAP.
          “Accrued Tax Liability” means the aggregate amount of Income Tax liabilities (including deferred Taxes) of the Company and the Subsidiary as reflected on the Closing Date Balance Sheet.
          “Action” has the meaning set forth in Section 11.7.1.
          “Adjustment Amount” means an amount equal to the sum of: (i) the Assumed Working Capital Amount; minus (ii) the Closing Date Working Capital Amount.
          “Affiliate” means (a) with respect to each of Seller, the Company and the Subsidiary, and any other member of the Sempra Group; and (b) with respect to any other Person, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this definition and this Agreement, the Company and the Subsidiary shall be deemed to be Affiliates of Seller prior to the Closing and Affiliates of Purchaser from and after the Closing.
          “Agreement” has the meaning set forth in the Preamble.
          “Assets” means all of the assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the Company and the Subsidiary, whether real, personal, tangible or intangible.
          “Assumed Working Capital Amount” means an amount equal to the sum of: (i) the Consolidated Working Capital Assets reflected in the Interim Financial Statements; minus (ii) the Consolidated Working Capital Liabilities reflected in the Interim Financial Statements, calculated as set forth on Exhibit A hereto.
          “Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan; provided, however, the term “Benefit Plan” shall not include (i) routine employment policies and procedures or payroll plans developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (ii) workers’ compensation insurance, and (iii) directors’ and officers’ liability insurance.
          “Big Four Accounting Firm” means and includes any of the following independent certified public accounting firms: PricewaterhouseCoopers, LLP, KPMG LLP, Deloitte & Touche LLP, Ernst & Young LLP and any combined entity including two or more of such firms; provided, however, that in no event shall the term “Big Four Accounting Firm” include any such accounting firm that at the relevant time is the principal outside financial auditing firm for Seller or Purchaser.
          “Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of California, the State of New York or the State of North Carolina.
          “Cap” has the meaning set forth in Section 11.5.2.
          “CERCLA” has the meaning given to it in the definition of “Environmental Law.”
          “Closing” or “Closing Date” means the consummation of the transactions contemplated by Section 10.2.
          “Closing Date” has the meaning set forth in Section 10.1.
          “Closing Date Balance Sheet” has the meaning set forth in Section 2.3.1.

          “Closing Date Working Capital Amount” means an amount equal to the sum of: (i) the Consolidated Working Capital Assets reflected in the Closing Date Balance Sheet; minus (ii) the Consolidated Working Capital Liabilities reflected in the Closing Date Balance Sheet.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the Preamble.
          “Company Plan” means each Benefit Plan (other than the Seller Plans) that is sponsored or maintained as of the date of this Agreement by the Company or the Subsidiary for the benefit of any of their current or former directors, officers or employees.
          “Company’s Employees” has the meaning set forth in Section 4.2.
          “Confidential Information” means (a) all information concerning a party hereto and/or its Affiliates furnished to another party hereto or any director, officer, employee, agent, advisor, or other representative (a “Representative”) of such receiving party or any of its Affiliates in writing, orally or electronically by such disclosing party or any Representative of such disclosing party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the date hereof, including, but not limited to, any such information (i) concerning the business, financial condition, operations, products, services, assets, customers, forecasts and/or liabilities of such disclosing party and/or its Affiliates, (ii) which relates to technologies, intellectual property or capital, models, concepts, or ideas of such disclosing party and/or its Affiliates, (iii) of third parties that such disclosing party and/or its Affiliates is required under applicable Law or contracts to keep confidential, or (iv) that has been clearly identified as confidential; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the parties hereto have entered into this Agreement, and that this Agreement exists; provided, however, the term “Confidential Information” shall not include information that: (i) is already known or in the possession of such receiving party at the time of disclosure, as evidenced by such receiving party’s written documentation, unless received or obtained as confidential information; (ii) becomes subsequently available to such receiving party on a non-confidential basis from a source not known or reasonably suspected by such receiving party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing party; (iii) is or becomes generally available to the public other than as a result of a breach of Section 3.4.2 by such receiving party or any Representative of such receiving party or any of its Affiliates; or (iv) is independently developed by such receiving party without use, directly or indirectly, of Confidential Information of such disclosing party, as evidenced by such receiving party’s written documentation; provided further, however, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information.
          “Consolidated” means: (i) with respect to the financial statement(s) of the Company and the Subsidiary, the presentation of the results of operations and the financial position of the Company and the Subsidiary essentially as if the Company and the Subsidiary were a single company with one or more branches or divisions; and (ii) with respect to any financial item(s) of the Company and the Subsidiary, the presentation of such item(s) essentially as if the Company and the Subsidiary were a single company with one or more branches or divisions, in each case as determined in accordance with GAAP (whether or not the Company and the Subsidiary would in fact be Consolidated under GAAP).
          “Consolidated Income Tax Returns” means any Income Tax Returns filed for any consolidated, combined or unitary group of corporations under federal, state or local laws, the common parent of which is Seller or a direct or indirect subsidiary of Seller other than the Company or the Subsidiary.
          “Consolidated Working Capital Assets” means the sum of: (i) all current assets of the Company and the Subsidiary, including, without limitation, cash and cash equivalents, marketable securities, accounts receivable, notes receivable, prepayment expenses (including, without limitation, prepaid rent, personal property taxes, real property taxes, business license taxes, pipeline franchise taxes and insurance), inventory (including, without limitation, fuel and spare parts), and allowance for doubtful accounts and other current asset accounts; minus (ii) deferred taxes, mark-to-market accruals, and intercompany receivables, of the Company and the Subsidiary on a Consolidated basis as of the Closing Date.
          “Consolidated Working Capital Liabilities” means the sum of: (i) all current liabilities of the Company and the Subsidiary, including, without limitation, accounts payable, accrued expenses, short-term debt and other current liability accounts; minus (ii) accrued taxes, current portion of long-term debt, mark-to-market accruals, and intercompany payables, of the Company and the Subsidiary on a Consolidated basis as of the Closing Date.
          “Continuation Period” has the meaning set forth in Section 4.2.2.
          “Contract” means any legally binding obligation or agreement (other than a Benefit Plan) to which the Company or the Subsidiary is a party, whether or not reduced to writing, and specifically including but not limited to any note, bond, mortgage, lease of real or personal property, license agreement, construction contract, subcontract, engineering contract, guarantee, suretyship agreement, pledge agreement, indemnity, joint venture or partnership agreement, confidentiality agreement, non-competition agreement, insurance contract, employment agreement or other contract or agreement.
          “Control” means (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or credit arrangement, or otherwise, or (b) the ownership of more than fifty percent (50%) of the equity interest in a Person.
          “Deductible” has the meaning set forth in Section 11.5.1.
          “Default” shall mean (a) a material breach or default, or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach or default.
          “DOJ” means the United States Department of Justice.
          “Dollar” or “$” means the lawful currency of the United States.

          “Environmental Law” means any federal, state, provincial or local law, statute, ordinance, rule, regulation, or order relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), as amended or supplemented, that is in effect on the Closing Date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Evaluation Period” has the meaning set forth in Section 3.2.
          “Excluded Assets and Liabilities” has the meaning set forth in Section 3.6.
          “FERC” means the United States Federal Energy Regulatory Commission.
          “Financial Statements” means, collectively, the Interim Financial Statements and the Year-End Financial Statements.
          “FIRPTA Certificate” means a certificate, as described in Treasury Regulation Section 1.1445-2(b)(2), which is signed under penalties of perjury by an authorized representative of Seller, and which (i) certifies that the Seller is not a “foreign person,” as defined in Treasury Regulation Section 1.1445-2(b)(2), and (ii) provides Seller’s name, identifying number (as defined in Section 6109 of the Code), and office address.
          “FTC” means the United States Federal Trade Commission.
          “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time.
          “Governmental Authority” means any nation, province, state, county, municipality and any other political subdivision of any of the foregoing, and any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including NCUC, FERC, FTC, DOJ, SEC and IRS.
          “Guaranty or Bond” means any guaranty, letter of credit, surety bond and any other similar material agreement or arrangement pursuant to which Seller or one or more Non-Company Affiliates has obligations with respect to any obligations of the Company or the Subsidiary, and any security or collateral furnished in connection with any such guaranty, letter of credit, surety bond or other similar agreement or arrangement.
          “Hazardous Substance” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum hydrocarbons.
          “Income Tax” means any Taxes imposed on, or measured by, net income.

          “Income Tax Returns” means any Tax Returns relating to Income Taxes.
          “Indemnified Party” means any Person seeking indemnification from another Person pursuant to Section 11.
          “Indemnifying Party” means any Person against whom a claim for indemnification is asserted pursuant to Section 11.
          “Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights and registrations for copyrights, (b) trademarks, service marks, trade names, slogans, domain names, logos, symbols, and trade dress, and registrations and applications for registrations thereof, and (c) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
          “Interim Financial Statements” means the unaudited, pro forma consolidated balance sheet of the Company and the Subsidiary dated September 30, 2006.
          “IRS” means the United States Internal Revenue Service.
          “Law” means any law, statute, code, ordinance, regulation, order, reporting or licensing requirement, or rule, including those promulgated, interpreted or enforced by any Governmental Authorities.
          “Lien” means any mortgage, pledge, lien, security interest, hypothecation, conditional sale agreement, restriction, option, defect in title, easement, encumbrance, charge, or other similar title exception; provided, however, that the term “Lien” shall not include (a) liens for current Taxes not yet due and payable, including liens for nondelinquent ad valorem taxes and nondelinquent statutory liens arising other than by reason of any default on the part of the Company, the Subsidiary, Seller or any of their Affiliates, (b) liens in favor of carriers, warehousemen, mechanics, landlords and materialmen imposed by mandatory provisions of Law and incurred in the Ordinary Course of Business for sums not yet due and payable, and (c) as to any leased Asset, the rights of the lessor or landlord with respect to such leased Asset.
          “Losses” has the meaning set forth in Section 11.2.1.
          “Major Customer” shall mean any customer of the Company or the Subsidiary from which the Company or the Subsidiary recognized in accordance with GAAP at least Twenty-Five Thousand Dollars ($25,000) in revenue between January 1, 2006, and June 30, 2006.
          “Marked Materials” has the meaning set forth in Section 4.6.2.
          “Material Adverse Effect” means any change (or changes taken together) in, or effect on, the business, financial condition or operations of the Company or the Subsidiary that is (are) materially adverse to the business, financial condition or operations of the Company or the Subsidiary, taken as a whole, but excluding (1) any change (or changes taken together) or effect generally affecting natural gas distribution companies as a whole, (2) any change (or changes taken together) or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Section 12.1, or (3) any order of or action by any Governmental Authority applicable to natural gas distribution companies generally that imposes restrictions, regulations or other requirements thereon. Without limiting the foregoing and except for purposes of Sections 5,7(1) and 8.5, any uninsured loss or damage suffered by the Company or the Subsidiary in excess of Twenty-Five Thousand Dollars ($25,000) shall be deemed to have a Material Adverse Effect.
          “Material Contracts” has the meaning set forth in Section 5.12.1.
          “Minimum Severance Benefit” has the meaning set forth in Section 4.2.4.
          “NCUC” means the North Carolina Utilities Commission.
          “New Guaranty or Bond” has the meaning set forth in Section 4.4.1.
          “Non-Company Affiliate” means any Affiliate of Seller other than the Company or the Subsidiary.
          “Ordinary Course of Business” means, with respect to the Company and the Subsidiary, the ordinary course of business which is commercially reasonable and consistent with past practices of the Company and the Subsidiary.
          “Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, certificate of formation, limited liability company operating agreement, joint venture agreement or partnership agreement, as applicable.
          “Outstanding Guaranty or Bond” has the meaning set forth in Section 4.4.4.
          “Patent” means (a) any patent granted by the U.S. Patent and Trademark Office or comparable agency of any other country, as well as any reissued and reexamined patent and extensions corresponding to such patent, and (b) any patent application filed with the U.S. Patent and Trademark Office or comparable agency in any other country, as well as any related continuation or continuation in part, any divisional application and patent issuing therefrom, and any respective foreign counterpart patent application or foreign patent issuing therefrom.
          “Permits” means all licenses and permits issued by any Governmental Authority.
          “Person” means an individual, partnership, limited partnership, joint venture, limited liability company or partnership, corporation, bank, trust, company, business entity, governmental entity or organization, or unincorporated organization.
          “Pre-Closing Separate Income Tax Returns” has the meaning set forth in Section 4.1.1.
          “Preliminary Purchase Price” has the meaning set forth in Section 2.2.2.
          “Property and Casualty Claims” has the meaning set forth in Section 4.7.
          “Purchase Price” has the meaning set forth in Section 2.2.1.

          “Purchased Shares” has the meaning set forth in Section 2.1.
          “Purchaser” has the meaning set forth in the Preamble.
          “Purchaser Indemnitees” has the meaning set forth in Section 11.2.1.
          “Purchaser’s Plans” has the meaning set forth in Section 4.2.2.
          “Real Property Leases” has the meaning set forth in Section 5.10.2.
          “Regulatory Approval” means the approval by the NCUC of the transaction contemplated by this Agreement.
          “Regulatory Filing” has the meaning set forth in Section 3.3.3(a).
          “Replacement Guaranty or Bond” has the meaning set forth in Section 4.4.3.
          “Representative” has the meaning given to it in the definition of “Confidential Information.”
          “Restricted Period” means the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date.
          “Retained Employee Liabilities” has the meaning set forth in Section 4.2.
          “Scheduled Claim” means any of the matters set forth in Schedule 5.8.
          “SEC” means the United States Securities and Exchange Commission.
          “Seller” has the meaning set forth in the Preamble.
          “Seller Indemnitees” has the meaning set forth in Section 11.3.
          “Seller Insurance Policies” means policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by Seller or its Affiliates prior to the Closing.
          “Seller Marks” has the meaning set forth in Section 4.6.1.
          “Seller Plan” means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by Seller or a Non-Company Affiliate and that covers the current or former directors, officers or employees of the Company or the Subsidiary.
          “Sempra Group” means the affiliated group of entities of which Seller is the common parent corporation.
          “Separate Income Tax Returns” means Income Tax Returns of the Company or the Subsidiary, other than Consolidated Income Tax Returns.

          “Software” means computer software programs including operating systems, application programs and software tools.
          “Straddle Returns” has the meaning set forth in Section 4.1.2.
          “Subsidiary” has the meaning set forth in the Preamble.
          “Tangible Personal Property” means all machines, equipment, tools, computers, terminals, telephones, telephone systems, furniture, automobiles, fixtures, leasehold improvements, parts and other tangible personal property and fixtures owned or leased by the Company and the Subsidiary, including the property listed on Schedule 5.5.1.
          “Tax” or “Taxes” means all United States, federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or ad-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all penalties and additions imposed on or with respect to such amounts, or levied, assessed or imposed against the Company or the Subsidiary, including any liability for taxes of any predecessor entity.
          “Tax Audit” has the meaning set forth in Section 4.1.10(a).
          “Tax Indemnified Person” has the meaning set forth in Section 4.1.10(a).
          “Tax Indemnifying Person” has the meaning set forth in Section 4.1.10(a).
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or the Subsidiary, including any predecessor entities, with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.
          “Third Party” means any Person other than Seller, Purchaser, any Indemnified Party or any Affiliate of Seller, Purchaser or any Indemnified Party.
          “Transfer Tax” has the meaning set forth in Section 4.1.7.
          “Transferred Employee” has the meaning set forth in Section 4.2.
          “Transition Services Agreement” has the meaning set forth in Section 4.3.
          “Year-End Financial Statements” means the unaudited, pro forma consolidated balance sheet of the Company and the Subsidiary dated December 31, 2005.
     1.2. Construction of Certain Terms and Phrases
          Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” and “including” shall be deemed to be followed by the words “but not limited to;” (e) the term “Section” refers to the specified Section of this Agreement; (f) the term “Schedule” or “Exhibit” refers to a Schedule or Exhibit attached to this Agreement; (g) references to time are to San Diego, California time; and (h) the term “material” and derivative or similar words refer to materiality with respect to the Company and the Subsidiary on an aggregate basis. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise stated herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
2. THE PURCHASE AND SALE OF STOCK
     2.1. Sale and Transfer
Upon the terms and subject to the conditions hereinafter set forth, Seller shall, at the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the issued and outstanding shares of common stock of the Company (the “Purchased Shares”), in exchange for the Purchase Price.
     2.2. Payment of the Purchase Price
          2.2.1. Upon the terms and subject to the conditions hereinafter set forth, the aggregate purchase price (the “Purchase Price”) to be paid by Purchaser to, or caused to be paid to, Seller for the Purchased Shares shall be equal to the Preliminary Purchase Price, subject to adjustment up or down, as the case may be, by the Adjustment Amount, payable in cash.
          2.2.2. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Purchased Shares, Purchaser shall pay to Seller at the Closing an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Preliminary Purchase Price”), in cash by wire transfer of immediately available U.S. federal funds.
          2.2.3. Subject to the consummation of the Closing, within three (3) Business Days after the Closing Date Balance Sheet and determination of the Adjustment Amount are deemed final and binding upon the parties as provided in Section 2.3, (a) if the Adjustment Amount is a negative amount, Purchaser shall pay to Seller the Adjustment Amount in cash by wire transfer of immediately available U.S. federal funds, or (b) if the Adjustment Amount is a positive amount, Seller shall pay to Purchaser the Adjustment Amount in cash by wire transfer of immediately available U.S. federal funds, as the case may be.
     2.3. Preparation of the Closing Date Balance Sheet
          2.3.1. After the Closing Date, Purchaser, with the cooperation and assistance of Seller, shall prepare an unaudited consolidated balance sheet of the Company and the Subsidiary as of the Closing Date (but after taking into account the transactions to occur at or prior to the Closing pursuant to this Agreement) (the “Closing Date Balance Sheet”), together with supporting schedules with respect thereto. The Closing Date Balance Sheet shall be prepared in accordance with GAAP (except for required footnotes) applied in a manner consistent with the preparation of the Financial Statements and at a level of detail sufficient to identify the components necessary to calculate the Adjustment Amount. Purchaser shall deliver the Closing Date Balance Sheet and all supporting schedules with respect thereto to Seller as soon as practicable, but in any event no later than ninety (90) days after the Closing Date, together with Purchaser’s determination of the Adjustment Amount based upon the Closing Date Balance Sheet, certified by an officer of Purchaser, and the work papers relating thereto. Unless disputed as contemplated by Section 2.3.2, such determination by Purchaser shall be deemed final and binding on the parties hereto for all purposes of this Agreement. All costs and expenses of preparing the Closing Date Balance Sheet and determining the Adjustment Amount pursuant to this Section 2.3.1 shall be borne solely by Purchaser.
          2.3.2. If Seller desires to dispute any matter set forth on the Closing Date Balance Sheet relating to the Adjustment Amount or Purchaser’s calculation of the Adjustment Amount, Seller must, within thirty (30) days of Seller’s receipt of all documents and computations required to be delivered to it pursuant to Section 2.3.1, deliver to Purchaser a written notice of its objection, setting forth in reasonable detail the basis of the objection. Thereafter, the parties hereto shall use their commercially reasonable efforts to resolve such dispute. If the parties hereto are unable to resolve such dispute within thirty (30) days after Purchaser receives Seller’s notice of objection, Purchaser and Seller shall, within five (5) days after the foregoing 30-day period, submit such dispute or controversy for resolution by a senior partner at a Big Four Accounting Firm mutually agreed to by Purchaser and Seller (the “Accounting Expert”). Purchaser and Seller, respectively, shall submit their determinations of the items in dispute to the Accounting Expert within five (5) days from the engagement of the Accounting Expert. The Accounting Expert shall review the books and records of the Company and the Subsidiary to resolve the dispute in question, applying the terms of this Agreement, including, where applicable, GAAP in a manner consistent with the preparation of the Financial Statements. The Accounting Expert shall deliver to Purchaser and Seller his or her resolution of such dispute, together with his or her work papers relating thereto, as soon as practicable, but in any event, no later than thirty (30) days from the engagement of the Accounting Expert as described above. The scope of the Accounting Expert’s work shall be limited to that necessary to resolve the particular issues in dispute that affect the determination of the Adjustment Amount. In no event shall the decision by the Accounting Expert exceed the scope of the relief sought by the parties. The Accounting Expert shall follow the provisions of this Section 2.3 and shall have no power to alter, amend or deviate from the provisions of this Section 2.3. All hearings and reports, correspondence and other documents related to the resolution of such dispute shall be conducted or written in the English language. The determination of the Accounting Expert shall be deemed final and binding on the parties for all purposes of this Agreement. Each party in any dispute resolution proceeding commenced under this Section 2.3.1 shall bear such party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such dispute. The fees and expenses of the Accounting Expert in connection with the foregoing shall be shared equally by Purchaser and Seller.
3. PRE-CLOSING COVENANTS AND UNDERTAKINGS

     3.1. Satisfaction of Closing Conditions
The parties shall use their commercially reasonable efforts to bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in Sections 8 and 9.
     3.2. Conduct of the Business of the Company and the Subsidiary Prior to Closing
          Except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise provided in Schedule 3.2, and except as may be required to effect the transactions contemplated by this Agreement, or as is otherwise authorized by this Agreement (including Section 3.6 with respect to the Excluded Assets and Liabilities), Seller covenants that it will, and will cause the Company and the Subsidiary to, during the period commencing on the date of this Agreement and terminating at the Closing:
               (a) preserve intact the legal existence of the Company and the Subsidiary to the extent within Seller’s control, carry on the Company’s and the Subsidiary’s business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve the goodwill of all Persons having business relations with the Company or the Subsidiary;
               (b) maintain the Tangible Personal Property in the Ordinary Course of Business;
               (c) keep in force at no less than their present limits all existing surety bonds and policies of insurance insuring the Assets and the Company’s and the Subsidiary’s business, except to the extent that any such surety bond or insurance policy is no longer applicable or otherwise required pursuant to the business of the Company or the Subsidiary;
               (d) use commercially reasonable efforts to maintain in full force and effect all Permits held by the Company and the Subsidiary, except those Permits the failure of which to hold, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
               (e) neither enter into, modify, amend or terminate any Material Contract or Real Property Lease except in the Ordinary Course of Business, nor waive, release, compromise or assign any material rights or claims thereunder except in the Ordinary Course of Business, nor suffer, permit or incur any of the transactions or events described in Section 5.7 to the extent such events or transactions are within the reasonable control of Seller, the Company or the Subsidiary;
               (f) not make any distributions of the Assets to Seller in the form of return of capital or dividends, except for the transactions contemplated in Sections 3.6 and 4.1;
               (g) not make or permit any change in the Company’s or the Subsidiary’s Organizational Documents, or in the Company’s or the Subsidiary’s authorized, issued or outstanding securities;

               (h) not issue any additional shares of capital stock, membership interests or other securities or ownership interests of the Company or the Subsidiary, grant any stock option or right to purchase any security or ownership interest of the Company or the Subsidiary, issue any security or ownership interest convertible into such securities or ownership interests, purchase, redeem, retire or otherwise acquire any of such securities or ownership interests, or declare, set aside or pay any dividend or cash distribution in respect of the securities or ownership interests of the Company or the Subsidiary, except for the transactions contemplated in Sections 3.6 and 4.1;
               (i) not make any changes in the Company’s or the Subsidiary’s accounting methods or practices, except any such change which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
               (j) not (i) pay, or incur any obligation for any payment of, any contribution or other amount to, or with respect to, any Company Plan, (ii) pay any bonus to, make any loan, pay or transfer any Assets to, or grant any increase in the compensation of, any director, officer, or employee of the Company or the Subsidiary, or (iii) make any increase in the pension, retirement or other benefits of the Company’s or the Subsidiary’s directors, officers, or employees, except, with respect to any of the foregoing subsections (i) through (iii), (A) in the Ordinary Course of Business, (B) to the extent required by Law or (C) with respect to any officer or director of the Company or the Subsidiary who receives no compensation from the Company or the Subsidiary;
               (k) not have the Company or the Subsidiary pay, lend or advance any amount to or in respect of, or sell, transfer or lease any Assets to, or enter into any agreement, arrangement or transaction with, Seller or any Non-Company Affiliate, except for (i) payments, agreements, transactions and arrangements in the Ordinary Course of Business, (ii) payments pursuant to agreements existing on the date hereof, and (iii) the transactions contemplated in Sections 3.6 and 4.1;
               (l) except in the Ordinary Course of Business, not permit the Company or the Subsidiary to (i) incur or assume any indebtedness for borrowed money or issue any debt securities, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person other than itself or its respective subsidiaries;
               (m) not permit the Company or the Subsidiary to (i) make any loans, advances or capital contributions to, or investments in, any Person other than itself or its respective subsidiaries, (ii) pledge or otherwise encumber shares of capital stock of itself or its respective subsidiaries, or (iii) mortgage or pledge any of the Assets, or create or suffer to exist any Lien thereupon;
               (n) not permit the Company or the Subsidiary to acquire, sell, lease or dispose of any Assets except (i) in the Ordinary Course of Business or (ii) as contemplated in Sections 3.6 and 4.1;

               (o) not permit the Company or the Subsidiary to (i) acquire any Person (or division thereof), any equity interest therein or all or substantially all of the assets thereof whether through a merger, consolidation or purchase, or (ii) enter into a joint venture, partnership or any other equity alliance with any Person except in the Ordinary Course of Business;
               (p) not (i) permit the Company or the Subsidiary to terminate the employment of any of its employees, (ii) permit the Company or the Subsidiary to hire any employee of Seller or any Non-Company Affiliate, (iii) permit Seller or any Non-Company Affiliate to hire away any employee of the Company or the Subsidiary or (iv) permit the Company or the Subsidiary to hire any additional employees who were not employees of the Company or the Subsidiary as of the date of this Agreement, except, with respect to the foregoing subsections (i) through (iv), (A) in the Ordinary Course of Business, (B) with Purchaser’s prior written consent or (C) in connection with any transfer of the Excluded Assets and Liabilities; and
               (q) not agree to do anything that would violate any of the foregoing affirmative and negative covenants of this Section 3.2.
   3.3. Consents and Approvals
          3.3.1. Subject to the allocation of responsibility set forth in Section 3.3.3, Seller agrees to, and agrees to cause the Company and the Subsidiary to, apply for and use commercially reasonable efforts to obtain no later than at the Closing (a) the Regulatory Approval, (b) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by Law for Seller’s execution and delivery of this Agreement and Seller’s, the Company’s and the Subsidiary’s consummation of the transactions contemplated herein, including any consents or approvals in connection with the transfer of the Excluded Assets and Liabilities, and (c) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by any Material Contract, Real Property Lease, consent, judgment, decree, order or Permit to which Seller, the Company or the Subsidiary is a party or subject immediately prior to the Closing, and which would prohibit or require the waiver, consent or approval of any Person to, such transactions or under which, without such waiver, consent or approval, such transactions would constitute an occurrence of Default under the provisions thereof, except for any such waiver, consent or approval, with respect to subsections (b) and (c) only, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions described herein; provided, however, that none of Seller, the Company or the Subsidiary shall make any agreements or understandings adversely affecting the Assets, the Company and the Subsidiary, or their business, as a condition to obtaining any waivers, consents or approvals required by this Section 3.3.1, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). Purchaser agrees to apply for and use commercially reasonable efforts to obtain no later than the Closing the waiver, consent and approval of all Persons whose waiver, consent or approval is (i) required by Law for Purchaser’s execution and delivery of this Agreement and Purchaser’s consummation of the transactions contemplated herein, including the consents and approvals described in the first sentence of

Section 9.4, or (ii) is required by any material contract, consent, judgment, decree, order or Permit to which Purchaser is a party or subject immediately prior to the Closing, and which would prohibit, or require the waiver, consent or approval of any Person to, such transaction or under which, without such waiver, consent or approval, such transaction would constitute an occurrence of Default under the provisions thereof, except for any such waiver, consent or approval (with respect to either such subsection (i) or (ii)) which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions described herein.
          3.3.2. Each of the parties hereto (a) will take all commercially reasonable actions necessary to comply promptly with all Laws that may be imposed on such party with respect to the transactions contemplated herein (including requesting all necessary approvals for and executing all necessary agreements for the novation of any Material Contracts with any Governmental Authority, requesting all necessary approvals of subcontractors to such contracts, providing notices and disclosures as required for foreign Persons, and furnishing all information required under any Law in connection with approvals of or filings with any Governmental Authority (including NCUC, FTC, DOJ, SEC or IRS)); provided, however, the foregoing shall not require any of the parties hereto or any of their Affiliates to sell or otherwise divest of a material portion of their respective assets or properties or discontinue any of their respective significant operations; and (b) will promptly cooperate with and furnish information to each other in connection with any such legal requirements imposed upon any of them in connection with the transactions contemplated herein. Any filings or approvals required to be accomplished by Seller, the Company, the Subsidiary or any Non-Company Affiliate in accordance with this Section 3.3.2 shall be at Seller’s or such Non-Company Affiliate’s expense, and any filings or approvals required to be accomplished by Purchaser or any of its Affiliates in accordance with this Section 3.3.2 shall be at Purchaser’s or any such Purchaser Affiliate’s expense.
          3.3.3. NCUC Regulatory Filing.
               (a) Purchaser and Seller shall have joint responsibility for the preparation and filing of the regulatory filing(s) to be made to the NCUC requesting the Regulatory Approval (the “Regulatory Filing”). Upon the request of the other party, Seller and Purchaser shall use commercially reasonable efforts to cooperate with such other party to prepare and file the Regulatory Filing.
               (b) Purchaser and Seller shall use commercially reasonable efforts to file as soon as practicable after the date hereof the Regulatory Filing, and execute all agreements and documents, in each case, to obtain as promptly as practicable the Regulatory Approval. Purchaser and Seller shall act diligently, and shall coordinate in completing and submitting the Regulatory Filing. Purchaser and Seller shall each have the right to review and approve (which such approval shall not be unreasonably withheld, delayed or conditioned) in advance all of the information relating to the transactions contemplated by this Agreement which appears in the Regulatory Filing. Purchaser and Seller agree that all telephonic calls and meetings with the NCUC relating to the transactions contemplated by this Agreement shall be conducted by Purchaser and Seller jointly. Each party will bear its own legal costs incurred in connection with the preparation and filing of the Regulatory Filing.

          3.3.4. Nothing in this Agreement will require either party to accept any condition to, limitation on or other term concerning the grant of the Regulatory Approval if such condition, limitation or other term, alone or in the aggregate with such other conditions, limitation or other terms would (i) require the disposition by Purchaser of any material asset(s); (ii) have a material adverse effect on either party or any of its Affiliates in its acquisition, ownership, use, operation or disposition of any property other than the Assets; or (iii) materially change or impair the commercial expectation of the Purchaser with respect to the sale or distribution of gas by the Company or Subsidiary.
   3.4. Access, Information and Confidentiality
          3.4.1. Prior to the Closing, Seller shall cause the Company and the Subsidiary to (a) give Purchaser and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to the books, records, files, documents and contracts of the Company and the Subsidiary, and (b) allow Purchaser (together with its authorized Representatives) to make a reasonable number of visits, during normal business hours and upon reasonable notice, to each office, facility and other property owned or leased by the Company or the Subsidiary; provided, however, that (i) Purchaser shall not have access to the personnel files of the Company or the Subsidiary prior to Closing; (ii) any such investigation or visit by Purchaser and its authorized Representatives shall be conducted in such a manner as not to interfere unreasonably with the normal operations of the Company and the Subsidiary; and (iii) Seller shall have the right to have a representative of its choice present at any such investigation or visit by Purchaser.
          3.4.2. (a) Subject to the first sentence of subsection (b) of this Section 3.4.2, a party hereto receiving Confidential Information from another party hereto shall not disclose and shall keep strictly confidential all such Confidential Information of such disclosing party; provided, however, that such receiving party may disclose Confidential Information of such disclosing party (i) to any Representative of such receiving party or any of its Affiliates who needs to know such information for purposes of consummating the transactions contemplated herein, provided that (A) each such Representative shall have been provided with a copy of this Section 3.4.2 and (B) such receiving party agrees to be responsible for such Representative’s compliance with the terms of this Section 3.4.2 binding on such receiving party; (ii) to any partner, Affiliate, lender or investor of such receiving party or any of its Affiliates, or any Representative of such partner, Affiliate, lender or investor who needs to know such information for purposes of consummating the transactions contemplated herein, provided that, prior to any disclosure, each such partner, Affiliate, lender, investor or Representative shall have entered into an agreement with such disclosing party that contains terms and conditions regarding confidential treatment of such information that are substantially the same as the provisions of this Section 3.4.2 and (iii) to the extent that such receiving party or Representative is required to disclose such information in order to avoid committing a violation of any applicable law, rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system, provided that such receiving party provides prompt written notice to such disclosing party of the proposed disclosure and, if applicable, takes the other actions required in connection with a required disclosure pursuant to the first sentence of subsection (b) of this Section 3.4.2. A receiving party shall not use any Confidential Information of a disclosing party for any purpose other than for purposes of consummating the transactions contemplated herein.
               (b) In the event that a receiving party or any Representative of such receiving party or any of its Affiliates is requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any Governmental Authority, to disclose any Confidential Information of a disclosing party, such receiving party shall (i) provide such disclosing party with prompt written notice of any such request or requirement so that such disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 3.4.2, and (ii) reasonably cooperate with such disclosing party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and a disclosing party fails to waive compliance with the relevant provisions of this Section 3.4.2, such receiving party agrees to (A) furnish only that portion of the Confidential Information for which such receiving party is advised by written opinion of its legal counsel, which counsel and opinion are reasonably satisfactory to such disclosing party, is legally required to be disclosed, (B) upon such disclosing party’s request and expense, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (C) give such disclosing party prior written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is reasonably practicable.
               (c) If this Agreement is terminated prior to the Closing or at any other time for any reason, upon the written request of a disclosing party, each receiving party will, and will cause all Representatives of such receiving party or any of its Affiliates to promptly, (i) deliver to such disclosing party all original Confidential Information (whether written or electronic) furnished to such receiving party or any Representative of such receiving party or any of its Affiliates by or on behalf of such disclosing party, and (ii) if specifically requested by such disclosing party, destroy (A) any copies of such Confidential Information (including any extracts therefrom), and (B) any portion of such Confidential Information that may be found in reports, analyses, notes, compilations, studies and other documents prepared by or for such receiving party. After the written request referenced in the foregoing sentence is given, upon written request of such disclosing party for any reason, such receiving party shall cause one of its duly authorized officers to certify in writing to such disclosing party that the requirements of the preceding sentence have been satisfied in full. From and after the Closing, Purchaser shall be released from all obligations owed by it to Seller under this Section 3.4.2 with respect to the Confidential Information owned by the Company or the Subsidiary.
      3.4.3. During the period commencing on the date of this Agreement and terminating at the Closing, Purchaser shall not contact or have discussions with any of the employees, customers or vendors of Seller, the Company or the Subsidiary, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of Richard Vaccari, Amy Chiu or Randall L. Clark (which consent shall not be unreasonably withheld, delayed or conditioned). In the event such consent is granted, Seller shall have the right to have one of its representatives present during any such contact or discussion, Purchaser shall only contact and hold discussions with such employees, customers and vendors through Representatives of Purchaser previously approved by Seller, Purchaser shall cause such Representatives to comply with all procedures and protocols regarding such contacts and discussions that may be established by Seller, and any such contract or discussion with employees shall occur only during normal business hours of the Company or the Subsidiary.
3.5. Delivery of Financial Statements and Regulatory Filings
          During the period commencing on the date of this Agreement and terminating at the Closing, Seller shall deliver to Purchaser, within thirty (30) days of being available or filed, copies of (a) all regularly prepared unaudited monthly, quarterly and annual consolidated financial statements of the Company and the Subsidiary prepared after the date of this Agreement, and (b) all material filings or submissions by the Company or the Subsidiary with any Governmental Authority made after the date of this Agreement.
3.6. Pre-Closing Transfers and Debt Forgiveness
          The parties hereto acknowledge and agree that prior to Closing, Seller shall cause the Company and the Subsidiary to transfer to Seller (or any Non-Company Affiliate or a Third Party selected by Seller) (a) any brokerage account balances or credits, and rights in and to brokerage accounts held or owned by the Company or the Subsidiary, (b) the Company’s and the Subsidiary’s rights or licenses to any Intellectual Property containing, referencing or otherwise pertaining to the words, marks or names “Sempra Energy,” “Sempra” or any derivations or variations thereof, and (c) all of the Company’s and the Subsidiary’s right, title and interest in and to the assets, properties and rights and associated liabilities, obligations and employees described in Schedule 3.6(a) (collectively, the “Excluded Assets and Liabilities”). Notwithstanding anything herein to the contrary, (i) all references herein to any assets, liabilities or employees of the Company or the Subsidiary (including the Assets and the Tangible Personal Property) shall expressly exclude the Excluded Assets and Liabilities, and (ii) all references herein to the business or operation of the business of the Company or the Subsidiary, whether with respect to financial, accounting, legal, tax or other operations, shall expressly exclude the businesses or the operation of the businesses related to the Excluded Assets and Liabilities. Prior to the Closing Date, Seller shall eliminate all inter-company indebtedness between itself and the Company through the cancellation or equitization of such inter-company indebtedness. An unaudited, pro forma consolidated balance sheet of the Company and the Subsidiary, dated as of December 2006, and reflecting the elimination of such inter-company indebtedness, is attached hereto as Schedule 3.6(b).
3.7. Public Announcements
          No party hereto or any of its Affiliates shall make any public announcement of the execution and delivery of this Agreement or the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that nothing contained in this Section 3.7 shall prohibit any party hereto or any of its Affiliates from (i) making any disclosures or having any discussions with the NCUC regarding this Agreement or the transaction contemplated by this Agreement in accordance with Section 3.3.3, or (ii) making any public announcement if such party or its Affiliate determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law; provided further, that in such event, such party or its Affiliate shall consult with the other party hereto prior to making such disclosure to the extent reasonably practicable.
4. ADDITIONAL AGREEMENTS
4.1. Tax Matters
               4.1.1. Seller shall (i) cause the Company and the Subsidiary to prepare and file on a timely basis all Tax Returns of the Company or the Subsidiary for all Tax periods which end on or prior to the Closing Date and which are filed after the Closing Date; and (ii) pay all Taxes of the Company and the Subsidiary with respect to such Tax periods, or shall reimburse Purchaser within fifteen (15) days after payment by Purchaser of such Taxes. Seller shall prepare, or cause to be prepared, (i) all Consolidated Income Tax Returns and (ii) all Separate Income Tax Returns of the Company or the Subsidiary due after the Closing Date that relate solely to periods ending on or before the Closing Date (such Separate Income Tax Returns being referred to as “Pre-Closing Separate Income Tax Returns”). Seller shall submit to Purchaser any Pre-Closing Separate Income Tax Returns at least thirty (30) days prior to the due date (after all appropriate extensions) of such Tax Return for Purchaser’s review. Purchaser shall cause the Company and the Subsidiary to timely and appropriately file all Pre-Closing Separate Income Tax Returns submitted by the Seller in accordance with this Section 4.1.1.
               4.1.2. Purchaser shall cause the Company and the Subsidiary to prepare and file on a timely basis all Tax Returns of the Company or the Subsidiary (other than Consolidated Income Tax Returns and Pre-Closing Separate Income Tax Returns) due after the Closing Date, including all Tax Returns that relate to periods beginning before and ending after the Closing Date (“Straddle Returns”). All Straddle Returns shall be prepared on a basis consistent with procedures and practices of the Company or the Subsidiary in effect as of the date hereof for filing such Tax Returns. Purchaser shall submit all Straddle Returns related to Income Taxes to Seller at least thirty (30) days prior to the due date (after all appropriate extensions) of such Straddle Return for Seller’s review and approval (which will not be unreasonably withheld). Purchaser shall not, or allow the Company or the Subsidiary to, amend a Tax Return (or extend the statute of limitations for assessment or collection of any Taxes with respect to a Tax Return) that relates to any period (or portion thereof) ending on or before the Closing Date without the prior written permission of Seller (which will not be unreasonably withheld).
               4.1.3. Purchaser and Seller shall to the extent permitted under applicable law (i) elect to have the tax year of the Company and the Subsidiary that ends on the Closing Date to end on (and include) the Closing Date and (ii) treat all transactions occurring on the Closing Date but after the Closing as occurring on the day after the Closing Date. To the extent that the tax year of the Company or the Subsidiary does not end on the Closing Date such that the Tax Return is a Straddle Return, the Income Taxes payable on the Straddle Return shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date assuming that the taxable period for the Straddle Return actually included two separate periods, one ending on the Closing Date and one beginning on the date after the Closing Date, provided that all exemptions, allowances, or deductions for the entire taxable for the Straddle Return which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period.
               4.1.4. The parties hereto acknowledge and agree that Seller shall be entitled exclusively to control, defend and settle any action or proceeding associated with any Tax, audit, appeals process or litigation involving the Company or the Subsidiary that relates solely to periods ending on or before the Closing Date.
               4.1.5. Access to Information
                              (a) From and after the Effective Date, Seller shall grant to Purchaser (or its designees) access at all reasonable times to the information, books and records relating to the Company and the Subsidiary within the possession of Seller (including without limitation work papers and correspondence with taxing authorities, but excluding personnel files), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with taxing authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Section 4.1.
                              (b) From and after the Effective Date, Purchaser shall grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company and the Subsidiary within the possession of Purchaser or the Company or the Subsidiary (including without limitation work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with taxing authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.
                              (c) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or the Subsidiary or to any claims, audits or other proceedings affecting the Company or the Subsidiary until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
               4.1.6. Purchaser and Seller shall provide (and Purchaser shall cause the Company and the Subsidiary to provide) each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return (including, without limitation, any Consolidated Income Tax Return), any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for

Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. Purchaser and Seller will retain (and Purchaser shall cause the Company and the Subsidiary to retain) for the full period of any statute of limitations any documents which may be relevant to such preparation, audit, examination, proceeding or determination.
               4.1.7. All real or personal property Taxes assessed on an annual basis shall be prorated between Seller and Purchaser as of the Closing Date based on the assumption that an equal amount of Taxes applies to each day of the year, regardless of how any installment payments are billed or made, except that Purchaser will bear all supplemental or other state and local real and personal property Taxes which arise out of a change in ownership of the Company or of the Subsidiary. Amounts attributable to the period beginning before and ending on the Closing Date shall be borne by Seller and amounts attributable to the remainder of the year shall be borne by Purchaser. Seller shall pay its portion of such real and personal property Taxes to Purchaser on the Closing Date, and except as provided in the next sentence, shall have no further liability or obligation with respect to such Taxes. If the amount of all real and personal property Taxes due for the 2007 year (commencing January 1, 2007) has not been assessed by the taxing authorities as of the Closing Date, then the amount of real and personal property Taxes as prorated between Seller and Purchaser for the 2007 tax year will be estimated on the basis of the 2006 tax year’s real and personal property Taxes and such amount will be subject to a true-up adjustment after the Closing Date based upon the actual amount of Taxes assessed. If any 2007 property Tax bills are received by Seller, Seller shall immediately forward such Tax bills to Purchaser, who will remit payment of such Tax bills on or before the date on which the Tax is due.
               4.1.8. Purchaser and Seller shall each pay one-half of all federal, state, local, foreign and other transfers, sales, use or similar Tax (a “Transfer Tax”) applicable to, imposed upon or arising out of the transfer of the Purchased Shares or any other transaction contemplated by this Agreement.
               4.1.9. All refunds (whether direct or in the form of credit), plus interest thereon, for Taxes received by the Company or the Subsidiary for periods (or portions thereof) ending on or before the Closing Date to the extent not included as an asset on the Closing Date Balance Sheet shall be property of Seller. Purchaser shall cooperate with Seller and its Affiliates in order to take all necessary steps to claim any such refund for Seller. To the extent that the Company or the Subsidiary receives a refund for Taxes that is property of Seller, Purchaser shall notify Seller within three (3) Business Days of receipt by the Company or the Subsidiary of such refund. Within ten (10) Business Days of its receipt of such refund, the Company or the Subsidiary, as the case may be, shall pay to Seller an amount equal to the refund received plus any interest received from the applicable governmental authority with respect to such refund.
               4.1.10. Contest Provisions.
                              (a) Each of Purchaser, on the one hand, and Seller, on the other hand (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate person) of

Seller or Purchaser, as the case may be (the “Tax Indemnifying Person”), in writing within ten (10) Business Days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Tax Indemnified Person fails to give such timely notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the other party’s rights to participate in the Tax Audit.
                              (b) If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which Seller is liable in full under this Agreement, Seller shall, at its expense, control the defense and settlement of such Tax Audit. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Closing Date or for any Taxes for which Purchaser is liable in full under this Agreement, Purchaser shall, at its expense, control the defense and settlement of such Tax Audit.
                              (c) If such Tax Audit relates to Taxes for which both Seller and Purchaser are liable under this Agreement, to the extent practicable, such Tax items will be distinguished and each party will control the defense and settlement of Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, Seller, at its expense, shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.
                              (d) Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent such settlement would have an adverse effect for a period for which that party is not liable for Taxes, under this Agreement or otherwise.
               4.1.11. All Tax sharing or similar agreements that include Seller and the Company or the Subsidiary shall be cancelled prior to the Closing Date such that the Company and the Subsidiary shall have no further rights or obligations under such agreements. On or prior to the Closing Date, Seller shall have the right, notwithstanding any other provision of this Agreement, to have the Company and the Subsidiary distribute an amount equal to the Company’s or the Subsidiary’s share of the Income Tax liability of any consolidated group including Seller and the Company or the Subsidiary.
               4.1.12. Post-Closing Actions Which Affect Seller’s Tax Liability.
                              (a) Except to the extent required by applicable Laws, Purchaser shall not permit the Company, the Subsidiary or any other Affiliate of Purchaser to take any action on or after the Closing Date which could materially increase Seller’s liability for Taxes (including any liability of Seller to indemnify Purchaser for Taxes under this Agreement).
                              (b) Except to the extent required by applicable Laws, Purchaser shall not permit the Company, the Subsidiary or any other Affiliate of Purchaser to amend any Tax Return filed by, or with respect to, the Company or the Subsidiary for any taxable period, or portion thereof, beginning before the Closing. This provision shall not be construed to limit or prohibit Purchaser’s right to challenge real or personal property tax assessments for periods prior to the Closing Date; provided, however, Purchaser shall indemnify and hold Seller and its Affiliates harmless from any adverse Tax consequences resulting from any such challenge.
               4.1.13. Neither the Company nor the Subsidiary shall carry back any net operating losses, other tax attributes or tax item to any period ending on or before the Closing Date. If the Company or the Subsidiary is required to carry back a net operating loss, other tax attribute, or tax item to a period ending on or before the Closing Date, Purchaser shall indemnify and hold Seller and its Affiliates harmless from any adverse Tax consequences resulting from such carryback.
               4.1.14. FIRPTA Certificate. Prior to Closing, Seller shall deliver a FIRPTA Certificate to Purchaser.
4.2. Employee and Benefit Matters
               4.2.1. Schedule 4.2.1 contains a list of employees who are actively employed by the Company or the Subsidiary (including individuals on vacation, short-term disability or similar leave but excluding those persons on long-term disability leave) on the date hereof who the parties agree and acknowledge will be treated as employees of the Company or the Subsidiary for purposes of this Agreement, which such Schedule 4.2.1 shall be amended as of the Closing Date to add or delete any employees that were hired or terminated after the Effective Date in accordance with Section 3.2(p) hereof. All employees listed on Schedule 4.2.1 as of the Closing Date shall be referred to herein as “Company’s Employees.” For the sixty (60) day period following the Closing Date (the “Evaluation Period”), Purchaser shall evaluate Company’s Employees and determine which of Company’s Employees, if any, will be terminated at the end of the Evaluation Period; provided, however, that Purchaser shall not terminate more than forty percent (40%) of Company’s Employees during or at the end of the Evaluation Period. Each of Company’s Employees who is not terminated as of the end of the Evaluation Period shall hereinafter be referred to as a “Transferred Employee.” Each of Company’s Employees who is terminated as of the end of the Evaluation Period shall be referred to as a “Terminated Employee.” Seller shall retain and satisfy, or reimburse the Subsidiary as applicable for, any and all responsibility, and Purchaser shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, relating to (i) any former or retired employee of the Company or the Subsidiary whose employment terminated prior to the Effective Date and who is not a Transferred Employee, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay or benefits, (ii) severance payments in an amount equal to three (3) months’ base pay due to any of Company’s Employees whose employment was terminated by Purchaser during the Evaluation Period, unless Seller or the Subsidiary has already made a payment to such Company’s Employee pursuant to any of the employment, retention or similar agreements set forth on Schedule 5.12.1.5, in which case Seller shall have no further obligation with respect to severance or retention payments for such employee, (iii) any Transferred Employee arising out of or relating to any period, or otherwise incurred, prior to the Closing Date, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay, benefits or group health care coverage required by Section 4980B of the Code or Section 601 of ERISA, except for those benefits referenced in Section 4.2.5, and (iv) the Seller Plans (such claims, liabilities and obligations, collectively the “Retained Employee Liabilities”). Any severance payment or retention payment made by Seller pursuant to subsection (ii) above shall be conditioned upon the Terminated Employee executing a general release of claims against Seller, the Company, the Subsidiary and Purchaser.
               4.2.2. Continuation Period. For the nine (9) month period following the Closing Date (the “Continuation Period”), Purchaser shall (i) provide each Transferred Employee, during any portion of the Continuation Period that such employee is employed by Purchaser, a rate of pay that is no less than the rate of pay that such Transferred Employee receives immediately prior to the Closing Date and (ii) provide such Transferred Employees (as a group) with the employee benefit plans, programs and policies (other than equity-based plans, programs or policies) that are substantially similar in the aggregate to those employee benefit plans, programs and policies that are maintained by Purchaser or its Affiliates from time to time for the benefit of similarly situated employees of Purchaser or its Affiliates (any such employee benefit plans of Purchaser in which Transferred Employees become eligible to participate after the Closing shall be referred hereinafter as, the “Purchaser’s Plans”). If Purchaser has no similarly situated employees, Purchaser shall provide such Transferred Employees with benefit plans, programs and policies substantially similar in the aggregate to the benefit plans, programs and policies provided to such Transferred Employees immediately prior to the Closing Date. Notwithstanding any other provision herein, Purchaser shall not have any obligation to continue the employment of any Transferred Employee for any period following the Closing Date. Neither Purchaser nor Purchaser’s Plans shall receive assets from, nor be required to assume any of the liabilities of, the Seller Plans.
               4.2.3. With respect to the Purchaser’s Plans, except to the extent otherwise required by applicable law, Purchaser shall use commercially reasonable efforts (i) with respect to each such plan that is a medical or health plan, to waive, or cause the waiver of, any exclusions for pre-existing conditions and waiting periods for each Transferred Employee and his/her dependents to the extent that such pre-existing condition exclusions and waiting periods were previously satisfied by such Transferred Employee or his/her dependents under the comparable Benefit Plan covering such Transferred Employee immediately prior to becoming eligible to participate in Purchaser’s Plan, (ii) with respect to each such plan that is a medical or health plan, provide each Transferred Employee with credit for any deductibles and out- of-pocket expenses paid or incurred by such Transferred Employee under the comparable Benefit Plan covering such Transferred Employee immediately prior to becoming eligible to participate in Purchaser’s Plan (to the same extent such credit was given under such comparable Benefit Plan) in satisfying any applicable deductible or out- of-pocket requirements under such Purchaser’s Plan for the plan year in which such Transferred Employee became eligible to participate in Purchaser’s Plan, and (iii) recognize service of the Transferred Employees credited by Seller solely for purposes of eligibility to participate and vesting in any Purchaser’s Plan in which the Transferred Employees are eligible to participate after the Closing Date to the extent that such service was recognized for that purpose under the analogous Benefit Plan prior to such transfer; provided however, that in no event shall the

Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.
               4.2.4. Purchaser shall provide severance benefits in an amount no less than three (3) months’ base pay (hereinafter referred to as the “Minimum Severance Benefit”), to any Transferred Employee who is terminated without cause during the Continuation Period.
               4.2.5. On the Closing Date, Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of all Company’s Employees’ unused flexible holiday and vacation time.
4.3. Transition Services Agreement; Post-Closing Cooperation
                              (a) Within sixty (60) days of the Effective Date but in no event later than the Closing Date, Purchaser and Seller shall reasonably cooperate with the other to identify such transition services that Purchaser may require to transition the operations of the Company and the Subsidiary to Purchaser on the Closing Date. To the extent such transition services are identified, at the Closing, Seller and Purchaser shall enter into a Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”).
                              (b) Following the Closing, Seller and Purchaser shall, upon request by the other party, cooperate with such other party by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.
4.4. Guaranties or Bonds
               4.4.1. After the date hereof and prior to the Closing, Seller shall not, and shall cause the Non-Company Affiliates not to, without the prior written consent of Purchaser, (a) enter into, issue or obtain any Guaranty or Bond (each individually, a “New Guaranty or Bond”), or (b) amend or otherwise modify any Guaranty or Bond; provided, however, that notwithstanding anything to the contrary contained in this Section 4.4:
                              (a) Purchaser shall not unreasonably withhold, delay or condition its consent to any New Guaranty or Bond which is entered into in the Ordinary Course of Business, and Purchaser shall not unreasonably withhold, delay or condition its consent to any amendment or other modification of any Guaranty or Bond in the Ordinary Course of Business if such amendment or other modification would not result in a breach of any provision of this Agreement; and
                              (b) Seller and the Non-Company Affiliates may, without the prior written consent of Purchaser, enter into, issue or obtain any New Guaranty or Bond to replace, substitute for or backstop any Guaranty or Bond, or amend or otherwise modify any Guaranty or Bond, if such New Guaranty or Bond or such amendment or other modification contains terms and conditions that, in all material respects, are no more adverse to Seller and/or the applicable Non-Company Affiliate than such existing Guaranty or Bond.

               4.4.2. Seller shall promptly provide Purchaser with a true and correct copy of any New Guaranty or Bond or amendment or other modification to a Guaranty or Bond. In no event shall the Company or the Subsidiary pay or commit to pay Seller, any Non-Company Affiliate or any other Person any fee or other compensation in consideration of Seller and/or any Non-Company Affiliate agreeing to enter into any New Guaranty or Bond or any amendment or other modification to a Guaranty or Bond, but nothing in this sentence is a limitation on rights of subrogation in favor of Seller or any Non-Company Affiliate.
               4.4.3. Purchaser shall use its commercially reasonable efforts to (a) obtain complete and unconditional release of Seller and any Non-Company Affiliates at or prior to the Closing with respect to each of the Guaranties or Bonds, and (b) subject to the final sentence of this Section 4.4.3, cause the beneficiary or beneficiaries of each such Guaranty or Bond to terminate and redeliver to Seller and such Non-Company Affiliates such Guaranty or Bond. The commercially reasonable efforts obligation of Purchaser described in this Section 4.4.3 shall include the obligation to offer and deliver to the beneficiary of such Guaranty or Bond, promptly upon request by Seller, (i) in the case such Guaranty or Bond is a guaranty, a replacement guaranty issued to such beneficiary by Purchaser or another Person having a net worth and a credit rating at least equal to those of Purchaser, and which replacement guaranty contains terms and conditions not less favorable to such beneficiary in any material respect than the terms and conditions of such existing guaranty, (ii) in the case such Guaranty or Bond is a letter of credit, a replacement letter of credit issued to such beneficiary by a Person having a net worth and a credit rating at least equal to those of the issuer of such existing letter of credit, and which replacement letter of credit contains terms and conditions not less favorable to such beneficiary in any material respect than the terms and conditions of such existing letter of credit, (iii) in the case such Guaranty or Bond is a surety bond, a replacement surety bond issued to such beneficiary by a Person having a net worth and a credit rating at least equal to those of the issuer of such existing surety bond, and which replacement surety bond contains terms and conditions not less favorable to such beneficiary in any material respect than the terms and conditions of such existing surety bond, and (iv) in the case such Guaranty or Bond is any other security agreement or arrangement, a replacement security agreement or arrangement provided to such beneficiary by a Person having a net worth and a credit rating at least equal to those of the provider of such existing security agreement or arrangement, and which replacement security agreement or arrangement contains terms and conditions not less favorable to such beneficiary in any material respect than the terms and conditions of such existing security agreement or arrangement (each individually, a “Replacement Guaranty or Bond”). Notwithstanding anything in this Agreement to the contrary, during the period commencing on the date of this Agreement and terminating at the Closing, Purchaser, with Seller’s prior written approval, may contact and have discussions with each beneficiary of a Guaranty or Bond in order to satisfy its obligations under this Section 4.4; provided, however, Seller shall have the right to have one of its representatives present during any such contact or discussion, and Purchaser shall only contact and hold discussions with such beneficiaries through Representatives of Purchaser previously approved by Seller, and Purchaser shall cause such Representatives to comply with all procedures and protocols regarding such contacts and discussions that may be established by Seller.

               4.4.4. If any Guaranty or Bond is not released, terminated and returned as of the Closing as contemplated in Section 4.4.2 (each individually an “Outstanding Guaranty or Bond”), then Purchaser shall from and after the Closing:
                              (a) continue to use its commercially reasonable efforts to (i) obtain complete and unconditional release of Seller and any Non-Company Affiliates with respect to each of the Outstanding Guaranties or Bonds, and (ii) cause the beneficiary or beneficiaries of each such Outstanding Guaranty or Bond to terminate and redeliver to Seller and such Non-Company Affiliates such Outstanding Guaranty or Bond; and
                              (b) promptly pay to Seller, after receipt by Purchaser of any invoice therefor, all reasonable out-of-pocket costs and expenses incurred by Seller or any Non-Company Affiliate after the Closing Date in connection with, or pursuant to the terms of, any Outstanding Guaranty or Bond until the complete and unconditional release of Seller and any Non-Company Affiliate’s obligations with respect to such Outstanding Guaranty or Bond.
          The commercially reasonable efforts obligation of Purchaser described in this Section 4.4.3 shall be the same as those set forth in Section 4.4.2; provided, however, if any Outstanding Guaranty or Bond is not released and terminated as contemplated in this Section 4.4.3 within ninety (90) days of the Closing Date, Purchaser shall promptly upon Seller’s request offer and deliver to the beneficiary of such Outstanding Guaranty or Bond (i) in the case such Outstanding Guaranty or Bond is a guaranty, a replacement guaranty issued to such beneficiary by Purchaser or another Person having a net worth and a credit rating at least equal to those of Purchaser, and which replacement guaranty contains terms and conditions that are substantially identical to the terms and conditions of such existing guaranty, (ii) in the case such Outstanding Guaranty or Bond is a letter of credit, a replacement letter of credit issued to such beneficiary by a Person having a net worth and a credit rating at least equal to those of the issuer of such existing letter of credit, and which replacement letter of credit contains terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit, (iii) in the case such Outstanding Guaranty or Bond is a surety bond, a replacement surety bond issued to such beneficiary by a Person having a net worth and a credit rating at least equal to those of the issuer of such existing surety bond, and which replacement surety bond contains terms and conditions that are substantially identical to the terms and conditions of such existing surety bond, and (iv) in the case such Outstanding Guaranty or Bond is any other security agreement or arrangement, a replacement security agreement or arrangement provided to such beneficiary by a Person having a net worth and a credit rating at least equal to those of the provider of such existing security agreement or arrangement, and which replacement security agreement or arrangement contains terms and conditions that are substantially identical to the terms and conditions of such existing security agreement or arrangement.
               4.4.5. From and after the Closing Date, Purchaser hereby agrees to indemnify and hold harmless Seller and each Non-Company Affiliate that is a party to or has furnished any Guaranty or Bond from and against any and all Losses (including any increase in the liability of Seller or any Non-Company Affiliate in respect of Taxes) suffered or incurred by Seller or any Non-Company Affiliate arising from or related to any Outstanding Guaranty or Bond.

4.5. Agreement Not to Solicit Employees
          Unless otherwise consented to in writing by Purchaser, Seller agrees that during the Restricted Period, neither Seller nor any Non-Company Affiliate will solicit or hire away any Transferred Employee, except (a) in so far that such employee responds to a bona fide public job advertisement made by Seller or any Non-Company Affiliate (whether posted on a public site on the Internet or in a newspaper, magazine or other publication of general circulation), (b) if such employee initiates contacts regarding employment or engagement with Seller or a Non-Company Affiliate without any direct or indirect solicitations by Seller or any Non-Company Affiliate, (c) if the employment of such employee has been terminated by the Company, the Subsidiary, Purchaser or any Affiliate of Purchaser prior to commencement of employment discussions between such employee and Seller or any Non-Company Affiliate, or (d) if such employee is submitted to Seller or any Non-Company Affiliate by a third-party unaffiliated employment agency provided neither Seller nor any Non-Company Affiliate has provided such employment agency any information regarding its interest in such employee.
4.6. The Company’s or the Subsidiary’s Use of Seller Marks
               4.6.1. Except to the extent otherwise provided in Section 4.6.1, Purchaser shall not acquire, nor shall the Company or the Subsidiary retain, reserve, or hold, any rights or licenses to, any Intellectual Property containing, referencing or otherwise pertaining to the words, marks or names “Sempra Energy,” “Sempra” or any derivatives or variations thereof (collectively, the “Seller Marks”) or any names, servicemarks, trademarks, designs, trade dress, or logos confusingly similar thereto. Within twenty (20) days after the Closing Date, Purchaser will cause the Company and the Subsidiary to amend their Organizational Documents to the extent necessary to remove the Seller Marks from the name of the Company and the Subsidiary. Except to the extent otherwise provided in Section 4.6.1, as soon as reasonably practicable after the Closing (but in any event, not later than ninety (90) days thereafter), Purchaser will cause the Company and the Subsidiary (a) to remove all trademarks, service marks, trade names, slogans, domain names, logos, symbols and trade dress including the Seller Marks from the properties and assets (including all signage, equipment, training material and Software) of the Company and the Subsidiary, and (b) otherwise to cease all use of the Seller Marks or any other terms that are confusingly similar thereto.
               4.6.2. To the extent that any Seller Marks are used by the Company or the Subsidiary in operating its business on stationery, signage, equipment, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, Software or like materials (collectively, the “Marked Materials”), then, effective as of the Closing, Seller grants to the Company or the Subsidiary a non-exclusive, non-transferable, limited license to use any such Marked Materials for a period not to exceed ninety (90) days after the Closing solely and exclusively for its own internal use, consistent with the past practices of the Company or the Subsidiary in operating its business; provided that (a) the Company or the Subsidiary shall not without the prior written consent of Seller use such Seller Marks in any other manner during such time, and (b) Purchaser shall within ninety (90) days after the Closing Date cause the Company and the Subsidiary not to use any Marked Materials (other than signage on equipment and on training materials or

Software for internal use only) without first crossing out or marking over such Seller Marks or otherwise clearly indicating on such Marked Materials that the Company or the Subsidiary is no longer an Affiliate of Seller. After the Closing, Purchaser shall cause the Company and the Subsidiary not to reorder any Marked Materials.
               4.6.3. Notwithstanding anything to the contrary herein, any use by Purchaser of any Seller Mark or Marked Materials shall include any and all notices or disclaimers required by Law to be included with or on such Seller Marks or Marked Materials including but not limited to any disclaimers required by the California Public Utilities Commission to be used by Affiliates of San Diego Gas & Electric Company and Southern California Gas Company.
4.7. Insurance Claims
               Seller shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence prior to the Closing, and hereby releases Purchaser, the Company, the Subsidiary and their Affiliates of any responsibility or liability therefor. Purchaser shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence on or after the Closing, and hereby releases Seller and each Non-Company Affiliate of any responsibility or liability therefor. For purposes hereof, “Property and Casualty Claims” shall mean workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to the business of the Company or the Subsidiary and claims for damages caused to facilities of the Company or the Subsidiary generally insured under all risk property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims. Seller shall be solely responsible for the administration and payment of all costs associated with claims for workers’ compensation and other occupational health or injury claims of employees of Seller or the Subsidiary prior to the Closing Date and for any claim filed subsequent to the Closing Date made in connection with any injury, event or occurrence taking place prior to the Closing Date.
5. REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE SUBSIDIARY
Seller represents and warrants to Purchaser that:
5.1. Organization and Good Standing of the Company and the Subsidiary; Foreign Qualifications
               5.1.1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, USA, and has all requisite corporate power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted. The Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of North Carolina, USA, and has all requisite limited liability company power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.

               5.1.2. The Company and the Subsidiary are duly licensed, registered and qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business as currently conducted requires such qualification under applicable Law, except where the failure to be so licensed, registered or qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               5.1.3. Seller has heretofore made available to Purchaser true, correct and complete copies of the Organizational Documents, each as amended to the date hereof, of the Company and the Subsidiary.
5.2. Capitalization of the Company and the Subsidiary
               5.2.1. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value per share, of which 1,276,279 shares are issued and outstanding. The Purchased Shares (a) constitute all of the issued and outstanding shares of capital stock of the Company, (b) are validly authorized and issued, fully paid, and nonassessable, and (c) are, and at the Closing will be, owned beneficially and of record entirely by Seller. No Purchased Shares were issued in violation of any preemptive, first refusal or other subscription rights of any shareholder of the Company or any other Person, and, to the knowledge of Seller, all Purchased Shares were offered and sold in compliance with all applicable federal, state and provincial securities Laws. There are no outstanding options, warrants, calls, commitments or plans by the Company to issue any additional shares of its capital stock, or to pay any dividends on such shares, or to purchase, redeem or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Company. There are no stock appreciation rights, phantom stock or similar rights in existence with respect to the Company. No Person other than Seller owns or otherwise has any rights to any equity securities of the Company.
               5.2.2. The Company owns one hundred percent (100%) of the issued and outstanding equity interests in the Subsidiary. All of such issued and outstanding equity interests were duly authorized for issuance and were not issued in violation of any preemptive, first refusal or other subscription rights, and, to the knowledge of Seller, all equity interests in the Subsidiary were offered and sold in compliance with all applicable federal, state and provincial securities Laws. There are no outstanding options, warrants, calls, commitments or plans by the Subsidiary to issue any additional equity interests, or to pay any dividends on such equity, or to purchase, redeem or retire any outstanding equity interests, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any equity interest in the Subsidiary. No Person other than the Company owns or otherwise has any rights to any equity interests in the Subsidiary.
               5.2.3. Neither the Company nor the Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company or partnership, association or other legal entity except as set forth on Schedule 5.2.

5.3. Financial Statements; Undisclosed Liabilities
               5.3.1. Attached hereto as Schedule 5.3.1 are true, correct and complete copies of the Financial Statements which have been generated in accordance with the books and records of the Company. Except as set forth in Schedule 5.3.1, the Financial Statements (a) have been prepared in accordance with GAAP (except that they do not include required footnotes), and (b) fairly and accurately present the financial position and the results of operations of the Company and the Subsidiary on a consolidated, pro forma basis (as explained in Schedule 5.3.1) as of the dates and for the periods indicated in accordance with GAAP (except that they do not include required footnotes).
               5.3.2. Neither the Company nor the Subsidiary has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Company or the Subsidiary (a) disclosed or reserved against in the Interim Financial Statements, (b) set forth in Schedule 5.3.2, or (c) incurred or accrued in the Ordinary Course of Business since December 31, 2005.
5.4. Taxes
          Except as provided in Schedule 5.4: (i) the Company and the Subsidiary have timely filed all material Separate Income Tax Returns and other material Tax Returns required to be filed for the Company or the Subsidiary on a separate basis, and all such returns are true and accurate in all material respects; (ii) the Company and the Subsidiary have paid (or have established adequate reserves on their books and records amounts for) all material Taxes due and payable in respect of such Tax Returns except those being contested in good faith; (iii) the Company and the Subsidiary have withheld all amounts known to the Company or the Subsidiary to be required to be withheld from payments to employees and other third parties and have remitted such amounts to the appropriate taxing authority in accordance with applicable laws; (iv) neither the Company nor the Subsidiary has executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document (other than normal requests to extend the time for filing a Tax Return) extending or having the effect of extending the period for assessment of any Tax that is due with respect to a Separate Income Tax Return or other material Tax Returns that the Company or the Subsidiary is required to file on a separate basis; and (v) to Seller’s knowledge, no federal, state, local or foreign Tax audits or other administrative proceeding, discussions or court proceedings are presently in progress with regard to any Separate Income Tax Returns or other material Tax Returns that the Company or the Subsidiary is required to file on a separate basis.
5.5. Tangible Personal Property
               5.5.1. Schedule 5.5.1 sets forth a list of all Tangible Personal Property with a cost greater than Five Thousand Dollars ($5,000.00) owned by the Company or the Subsidiary, and designates which entity owns said property. Except as set forth in Schedule 5.5.1, the Company and the Subsidiary have good and valid title (or, in the case of leased Tangible Personal Property, a good and valid leasehold interest) to all of the Tangible Personal Property used in the operation of the business of the Company and the Subsidiary as currently conducted, in each case free and clear of any material Lien.

               5.5.2. All of the Accounts Receivable shown on the Financial Statements and the Accounts Receivable constituting a part of the Assets arose in the Ordinary Course of Business in connection with bona fide transactions.
5.6. Agreement Related to Other Instruments; Consents
          Except as set forth in Schedule 5.6, the execution, delivery and performance by Seller of this Agreement and the other documents, instruments and agreements to be entered into by Seller pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provision of the Organizational Documents of the Company or the Subsidiary, or constitute an occurrence of a Default or require the consent or approval of any Person under any provision of (a) any mortgage, deed of trust, conveyance to secure debt, note or loan to which the Company or the Subsidiary is a party, or (b) any Material Contract or any Real Property Lease.
5.7. Absence of Changes
          Since September 30, 2006, neither the Company nor the Subsidiary has, except as set forth in Schedule 5.7:
                              (a) transferred, assigned or conveyed any material Assets except in the Ordinary Course of Business or as contemplated in Sections 3.6 and 4.1;
                              (b) suffered any material destruction, damage or loss to any material Assets (casualty or other), whether or not covered by insurance;
                              (c) except as described in Schedule 5.12, entered into any Material Contract except in the Ordinary Course of Business;
                              (d) except as described in Schedule 5.12, terminated or amended or suffered the termination or amendment of, failed to perform in all material respects its obligations under, or suffered or permitted any Default to exist under, any Material Contract or Real Property Lease;
                              (e) caused or consented to the imposition of a material Lien on any Asset;
                              (f) made any distributions to Seller in the form of the return of capital, dividends or cash distributions, except for the transaction contemplated in Sections 3.6 and 4.1;
                              (g) incurred or assumed any indebtedness for borrowed money or issued any debt security, except for payables incurred in the Ordinary Course of Business;
                              (h) waived any material right of the Company or the Subsidiary of cancelled any debt or claim held by the Company of the Subsidiary;
                              (i) made any loan to any officer, director, employee or shareholder of the Company or the Subsidiary;

                              (j) increased, directly or indirectly, the compensation paid or payable to any officer, director, employee or agent of the Company or the Subsidiary except in accordance with Section 3.2(j) hereof;
                              (k) hired or fired any employees of the Company or the Subsidiary or changed any such employee’s terms or conditions of employment except in accordance with Section 3.2(p) hereof ;
                              (l) taken or suffered any other act that may reasonably be expected to cause or result in a Material Adverse Effect;
                              (m) received any adverse ruling or denial of any request by any Governmental Authority, including but not limited to the NCUC; or
                              (n) agreed to do any of the foregoing items of this Section 5.7.
5.8. Material Claims
          Except as set forth in Schedule 5.8, there is no litigation, suit, action, proceeding or claim pending or, to the knowledge of Seller, proposed or threatened against the Company or the Subsidiary that (a) affects the Company, the Subsidiary or the Assets and could, individually or in the aggregate, if pursued or resulting in a judgment against the Company or the Subsidiary, reasonably be expected to have a Material Adverse Effect, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 5.8, there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding with respect to the Agreement or against the Company, the Subsidiary or, to the knowledge of Seller, any of the Assets, except in each case that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.9. Permits; Compliance With Laws
          Except as set forth in Schedule 5.9 and for Environmental Matters, which are addressed exclusively in Section 5.17, the Company and the Subsidiary possess all Permits that are required under applicable Law for the ownership or operation of the business of the Company and the Subsidiary as currently conducted, all such Permits are in full force and effect, and the Company and the Subsidiary are in compliance with all of the terms and conditions of such Permits, except in each case for any Permit or violation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No proceeding is pending or, to the knowledge of Seller, threatened seeking the revocation or limitation of any such Permit. Except as set forth in Schedule 5.9, the Company and the Subsidiary are in compliance with all applicable Laws, except for any violation under any such Law which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Subsidiary has received any written notice from any Governmental Authority alleging its violation of any applicable Law, which violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10. Real Property
               5.10.1. The Company and the Subsidiary do not own any fee simple interest in real property other than the real property, buildings and improvements described in Schedule 5.10.1. The Company owns good, valid and marketable fee simple title to such real property, free and clear of any Lien other than any Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or materially adversely affect the function of such property in connection with its use in the Ordinary Course of Business. Except as set forth on Schedule 5.10.1, no part of such real property is subject to any assignment, lease, license, sublease or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of such property. To the knowledge of Seller, such real property complies in all material respects with all federal, state, provincial and local Laws and all applicable private restrictions.
               5.10.2. Seller has heretofore delivered to Purchaser true, correct and complete copies of all leases (including all amendments thereto) of real property currently leased by the Company or the Subsidiary, a list of which is set forth in Schedule 5.10.2 (collectively, the “Real Property Leases”). Each Real Property Lease is valid and binding on the Company or the Subsidiary that is a party thereto and, to the knowledge of Seller, on the other parties thereto, and is enforceable against the Company or the Subsidiary and, to the knowledge of Seller, the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or other similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as described in Schedule 5.10.2, the Company or the Subsidiary that is a party to a Real Property Lease has performed all material obligations required to be performed by it to date under such Real Property Lease, and neither the Company nor the Subsidiary nor, to the knowledge of Seller, any other party thereto is in Default under any of the Real Property Leases. Except as set forth in Schedule 5.10.2 and to the knowledge of Seller, no part of the property leased pursuant to a Real Property Lease is subject to any assignment, lease, license, sublease, or other agreement granting to any Person other than as specified in such Real Property Lease any right to the possession, use, occupancy or enjoyment of such leased property.
5.11. Intellectual Property; Software
               5.11.1. Except for the Seller Marks, Schedule 5.11.1 sets forth a list of all issued Patents and registered copyrights, trademarks, service marks and trade names owned or licensed by the Company or the Subsidiary and currently used in conducting its business in the United States or any foreign country, and the annual licensing fee to be paid by the Company or the Subsidiary for the use of such Intellectual Property, if any. The Company and the Subsidiary own, or have the license or right to use in the United States and in any foreign country in which they conduct business, all Intellectual Property currently used and necessary to conduct the business of the Company or the Subsidiary as presently conducted, in each case in the United States and in each foreign country where the Company or the Subsidiary uses such Intellectual Property, except for such Intellectual Property the failure of which to own or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               5.11.2. Except for “off-the-shelf” commercially available word processing, accounting, inventory control and similar Software used by the Company or the Subsidiary, Schedule 5.11.2(a) sets forth a list of all Software owned or licensed by the Company or the Subsidiary, and Schedule 5.11.2(b) sets forth a list of all Software owned or licensed by any Non-Company Affiliate, which is currently used in conducting any Company business in the United States or any foreign country, except for Software the failure of which to own or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedules 5.11.2(a) and 5.11.2(b) also set forth the annual licensing fee owed by the Company or the Subsidiary to utilize said Software. The Company and the Subsidiary own, or have the license or right to use all such Software currently used and necessary to conduct the business of the Company or the Subsidiary as presently conducted, in each case in the United States and in each foreign country where the Company or the Subsidiary uses such Software, except for such Software the failure of which to own or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               5.11.3. To the knowledge of Seller, no Third Party has asserted against the Company or the Subsidiary a claim in writing that the Company or the Subsidiary is infringing the Intellectual Property of such Third Party. Except as set forth in Schedule 5.11.3, to the knowledge of Seller, no Third Party is infringing the Intellectual Property owned or exclusively licensed by the Company or the Subsidiary, except for any such infringement which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.12. Material Contracts
                              5.12.1. Schedule 5.12 sets forth a true, correct and complete list, as of the date hereof, of all Contracts (other than Real Property Leases) of the following categories (collectively, the “Material Contracts”):
                              5.12.1.1.   any Contract (including any confidentiality agreements) between the Company or the Subsidiary and one or more Major Customers;
                              5.12.1.2.   any Contract (other than agreements for the license or purchase of Software) involving payments by the Company or the Subsidiary in excess of $10,000;
                              5.12.1.3.   any partnership agreement, joint venture agreement or non-wholly-owned limited liability company operating agreement;
                              5.12.1.4.   any Contract (including any confidentiality agreements) between the Company or the Subsidiary, on the one hand, and Seller or any Non-Company Affiliate, on the other hand;
                              5.12.1.5.   any employment, personal services, consulting, severance, noncompetition, golden parachute or similar contract with or for the benefit of officers, directors or other individuals and requiring payments by the Company or the Subsidiary;

                              5.12.1.6.   any guaranty, surety bond or letter of credit issued or posted, as applicable, by the Company or the Subsidiary in which the Company or the Subsidiary is the guarantor, indemnitor or reimbursing party, as applicable;
                              5.12.1.7. any agreement requiring payment to any Person of a commission or fee other than in the Ordinary Course of Business;
                              5.12.1.8.   any distributor, sales representative, independent contractor or similar agreement;
                              5.12.1.9.  any agreement under which the Company or the Subsidiary or any of their officers or directors are restricted from carrying on any business, or competing in any line of business, in the State where the Company does business;
                              5.12.1.10. any indenture, trust agreement, loan agreement or note to which the Company or Subsidiary is a party that involves or evidences outstanding indebtedness, obligation or liabilities for borrowed monies;
                              5.12.1.11. any agreement for the disposition of a material portion of the Company’s or the Subsidiary’s Assets (other than the sale of inventory in the Ordinary Course of Business);
                              5.12.1.12. any stand-alone indemnification agreement providing for indemnification obligations on the part of the Company or Subsidiary;
                              5.12.1.13.  any agreement for the acquisition of any of the properties, securities or other ownership interest of the Company or the Subsidiary or the grant to any Person of any options, rights of first refusal, exclusive negotiation or preferential similar rights to purchase any of such Assets, properties, securities or other ownership interest; and
                              5.12.1.14. any commitment or agreement to enter into or post any of the foregoing items of this Section 5.12.1.
As of the date of this Agreement, Seller has made available to Purchaser true, correct and complete copies of all written Material Contracts. Each Material Contract is in full force and effect, and is valid and binding on the Company or the Subsidiary, as applicable, that is a party thereto and, to the knowledge of Seller, the other parties thereto, and is enforceable against the Company or the Subsidiary and, to the knowledge of Seller, the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. Any and all Equity Financing Agreements, at the request of the Purchaser, shall be terminated by the Company, the Subsidiary, and/or by the Seller as of the Closing Date. Except as set forth in Schedule 5.12, the Company or the Subsidiary that is a party to a Material Contract has performed all material obligations required to be performed by it to date under such Material Contract, and neither the Company nor the Subsidiary, nor, to the knowledge of Seller, any other party thereto is in Default under such Material Contract, nor does any condition exist that with notice or lapse of time would constitute a Default thereunder. To the knowledge of Seller, no surety bond or letter of credit that constitutes a Material Contract has been called or drawn upon.
5.13. Labor Matters
          Except as set forth on Schedule 5.13, within the last three (3) years, to the knowledge of Seller, (a) neither the Company nor the Subsidiary has been the subject of any union activity, nor has there been any strike of any kind called against the Company or the Subsidiary, nor has there been any lockout or work stoppage involving the Company or the Subsidiary, and (b) neither the Company nor the Subsidiary has violated any applicable federal, state or provincial Law relating to labor or labor practices with regard to the Company’s and the Subsidiary’s business, except for any such violation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.13, neither the Company nor the Subsidiary is a party to any collective bargaining agreement.
5.14. ERISA and Related Matters
               5.14.1. Schedule 5.14 sets forth a true, correct and complete list, as of the date hereof, of all Company Plans. Seller has made available to Purchaser true, correct and complete copies of the most recent summary plan descriptions, if any, with respect to the Company Plans. Schedule 5.14 also sets forth a true, correct and complete list, as of the date hereof, of all Seller Plans. Seller has made available to Purchaser true, correct and complete copies of the most recent summary plan descriptions, if any, with respect to the Seller Plans.
               5.14.2. Neither the Company nor the Subsidiary contributes or has an obligation to contribute, and has not within six (6) years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan (other than a Seller Plan) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
               5.14.3. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is not a Company Plan, and which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the date of this Agreement, by the Company, the Subsidiary or any corporation, trade, business, or entity under common control with the Company or the Subsidiary, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
               5.14.4. In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Company Plan that would be reasonably likely to be nondeductible under Section

280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.
     5.15. Guaranties or Bonds
             Schedule 5.15 sets forth a true, correct and complete list, as of the date hereof, of all Guaranties or Bonds.
     5.16. Employees
             Except as set forth on Schedule 5.12, neither the Company nor the Subsidiary has any written or oral contract with any individual currently engaged, or previously engaged, in the business of the Company or the Subsidiary as an employee. Schedule 5.16 sets forth a true, correct and complete list, as of the date(s) set forth therein, of the names, position and initial employment date of all current employees of the Company and the Subsidiary. Prior to the date hereof, Seller has made available to Purchaser on a confidential basis for each such employee his or her current base pay. No changes in such base pay for such employees have been made, promised or authorized by the Company or the Subsidiary since September 30, 2006, except as described in Schedule 5.16 and except in accordance with the requirements of Section 3.2(p) hereof. Except as set forth in Schedule 5.16 or as provided under any Material Contract, there are no loans or other obligations payable or owing by the Company or the Subsidiary to any officer, director or employee of the Company or the Subsidiary, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business, nor are any loans or debts payable or owing by any such individuals to the Company or the Subsidiary, nor have the Company or the Subsidiary guaranteed any of such individuals’ respective loans or obligations.
     5.17. Environmental Matters
             Except as set forth in Schedule 5.17, and except for any matter which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
               5.17.1. the Company and the Subsidiary and their respective operations are in compliance with all applicable Environmental Laws;
               5.17.2. neither the Company nor the Subsidiary is subject to any pending or, to the knowledge of Seller, threatened claim, action, suit, investigation, inquiry or proceeding under any Environmental Law and to Seller’s knowledge there is no such action proposed or threatened;
               5.17.3. all Permits, if any, required to be obtained by the Company and the Subsidiary under any Environmental Law in connection with its respective operations as they are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company or the Subsidiary, and are in full force and effect on the date hereof;
               5.17.4. to the knowledge of Seller, there have been no releases of Hazardous Substances on any real property owned or leased by the Company or the Subsidiary in connection with the operations of the Company and the Subsidiary that requires remediation under applicable Environmental Laws;
               5.17.5. Seller has made available to Purchaser on a confidential basis all environmental site assessment reports, studies and related documents in the possession of the Company, the Subsidiary, Seller or any Non-Company Affiliate and relating to environmental matters in connection with operation of the Assets.
             Notwithstanding any other provision of this Agreement, including without limitation Section 5.9, Seller makes no representation or warranty regarding any environmental matters except as expressly set forth in this Section 5.17.
     5.18. Insurance Coverage
             Schedule 5.18 sets forth a true, correct and complete summary of all Seller Insurance Policies and any surety bonds (if applicable) covering the Company, the Subsidiary, the Assets, the business of the Company and the Subsidiary, and the employees of the Company and the Subsidiary, other than any such insurance policies related to Benefit Plans. There is no claim by the Company or the Subsidiary pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under such policies and bonds have been paid, and the Company and the Subsidiary are otherwise in material compliance with the terms and conditions of all such policies and bonds. To the knowledge of Seller, there is no threatened termination of such policies and bonds.
     5.19. Governmental Filings
             Except as disclosed on the attached Schedule 5.19, no Person needs to provide any notice to, or obtain any Permits from any Governmental Authority for the consummation of the transactions contemplated by this Agreement.
     5.20. Accounts Receivable
             All Accounts Receivable represent valid obligations and are not subject to any set offs or counterclaims. All Accounts Receivable and all Accounts Receivable arising between the Effective Date and the Closing Date are owned by the Company or the Subsidiary free and clear of any security interests, and are collectible in the aggregate face amount thereof, without result to litigation or extraordinary collection activity within ninety (90) days after the Closing Date. Seller has not received any written notice from an account debtor stating that any Account Receivable in an amount in excess of Five Thousand Dollars ($5,000.00) is subject to any contest, claim or set off by such account debtor. No discount or allowance from any Account Receivable has been made or agreed to, and none represents billing prior to the actual sale of gas or provision of services.
6.	REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER AND THE PURCHASED SHARES
             Seller represents and warrants to Purchaser that:

     6.1. Organization and Standing
            Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, USA.
     6.2. Corporate Power and Authority; Enforceability
            Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller in connection herewith have been duly authorized and approved by all requisite corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and, on the Closing Date, all other agreements to be entered into by Seller pursuant hereto will have been duly and validly executed and delivered by Seller. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Seller is a party will be, when executed and delivered by the parties thereto, valid and binding on Seller, and enforceable against Seller in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.
     6.3. No Violation or Conflict by Seller
            Except as set forth in Schedule 6.3, the execution, delivery and performance by Seller of this Agreement and each and every other agreement, document and instrument to be entered into by Seller pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, or constitute an occurrence of a Default or require the consent or approval of any Person under any provision of any contract or agreement to which Seller is a party or by which it is bound.
     6.4. Seller Governmental Approvals
            Except as set forth in Schedule 6.4, the execution, delivery and performance by Seller of this Agreement, and the other documents, instruments and agreements to be entered into by Seller pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority to which Seller, the Company, the Subsidiary or any Non-Company Affiliate is a party or is subject to, (b) require of Seller, the Company, the Subsidiary or any Non-Company Affiliate a filing or registration with any Governmental Authority, or (c) require Seller, the Company, the Subsidiary or any Non-Company Affiliate to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.

     6.5. Title to the Purchased Shares
            Seller owns, beneficially and of record, all of the Purchased Shares free and clear of any and all Liens. There are no outstanding subscriptions, options, warrants, rights of first refusal or other agreements or commitments, other than this Agreement, obligating Seller to transfer, or granting an option or right by Seller to any Person to purchase or acquire from Seller the Purchased Shares or any other securities of the Company.
     6.6. Litigation Against Seller
            Except as set forth in Schedule 6.6, there is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of Seller, proposed or threatened against Seller that (a) affects Seller, any Non-Company Affiliate, the Company, the Subsidiary or the Assets, and could, individually or in the aggregate, if pursued or resulting in a judgment against Seller, reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against Seller with respect to this Agreement.
7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
            Purchaser represents and warrants to Seller that:
     7.1. Organization and Standing
            Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana.
     7.2. Corporate Power and Authority; Enforceability
            Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith have been duly authorized and approved by all requisite corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and, on the Closing Date, all other agreements to be entered into by Purchaser pursuant hereto will have been duly and validly executed and delivered by Purchaser. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Purchaser is a party will be, when executed and delivered by the parties thereto, valid and binding on Purchaser, and enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.
     7.3. No Violation or Conflict by Purchaser
            Except as set forth in Schedule 7.3, the execution, delivery and performance by Purchaser of this Agreement and each and every other agreement, document and instrument to be entered into by Purchaser pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provisions of the articles of incorporation or the bylaws of Purchaser, or constitute an occurrence of Default or require the consent or approval of any Person under any provision of any contract or agreement to which Purchaser is a party or by which it is bound.
     7.4. Purchaser Governmental Approvals
            Except as set forth in Schedule 7.4, the execution, delivery and performance by Purchaser of this Agreement, and the other documents, instruments and agreements to be entered into by Purchaser pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any rule or regulation of any Governmental Authority to which Purchaser or any Affiliate of Purchaser is a party or is subject to, (b) require of Purchaser or any Affiliate of Purchaser a filing or registration with any Governmental Authority, or (c) require Purchaser or any Affiliate of Purchaser to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.
     7.5. Litigation Against Purchaser
            There is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of Purchaser, proposed or threatened against Purchaser that (a) affects Purchaser or any Affiliate of Purchaser and could, individually or in the aggregate, if pursued or resulting in a judgment against Purchaser or such Affiliate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against Purchaser with respect to this Agreement.
     7.6. Purchase for Investment
            Purchaser is acquiring the Purchased Shares pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and has made, independently and without reliance on Seller (except to the extent that Purchaser has relied upon the representations and warranties of Seller contained herein), its own analysis of the Purchased Shares, the Company, the Subsidiary and the Assets for the purpose of acquiring the Purchased Shares, and Purchaser has had reasonable and sufficient access to such documents and other information and materials as it considers appropriate to make its necessary evaluation. Purchaser is acquiring the Purchased Shares solely for its own account for investment and not with a view to or for the distribution thereof. Purchaser acknowledges that the Purchased Shares are not registered under the Securities Act of 1933, as amended, and that none of the Purchased Shares may be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom.
     7.7. Financial Capacity; Solvency
            Purchaser will (a) at the Closing have the financial capacity to satisfy all of its payment obligations due at the Closing under this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, and (b) after the payment of the Purchase Price and the Closing, be solvent and have the ability to pay its current obligations as they come due, including all post-closing obligations of Purchaser under this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto.
     7.8. “As Is” Sale
            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT THE ASSETS, INCLUDING THE TANGIBLE PERSONAL PROPERTY, ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS,” AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO THE OPERATION OF THE ASSETS, INCLUDING THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS, LIABILITIES, RISKS AND OTHER INCIDENTS OF THE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PURCHASER FURTHER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, NO DUE DILIGENCE MATERIALS OR OTHER INFORMATION OR MATERIALS PROVIDED BY, OR COMMUNICATION MADE BY, SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
            The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions:

     8.1. Representations True at the Closing
            The representations and warranties made by Seller in this Agreement shall be true and correct when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made as of such time.
     8.2. Covenants of Seller
            Seller shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing pursuant to the Agreement, and a duly authorized officer of Seller shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit C dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.1.
     8.3. No Injunction, Etc.
            No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than Purchaser or any Affiliate of Purchaser before any court or Governmental Authority to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby.
     8.4. Consents, Approvals and Waivers
            Seller’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been approved by all Governmental Authorities, including the Regulatory Approval, and no such approvals, independently or in the aggregate, shall have resulted in a Material Adverse Effect on the regulatory treatment of the Company or the Subsidiary. Either (i) Purchaser shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by Seller no later than the Closing pursuant to Section 3.3, or (ii) if Seller was unable to obtain such consent, approval, waiver or agreement after having complied with its obligations under Section 3.3, Seller shall have obtained for, or provided Purchaser with, in a form reasonably acceptable to Purchaser, the economic practical benefit to Purchaser as if such consent, approval, waiver or agreement had been received. .
     8.5. Absence of Material Adverse Effect
            Except as set forth on Schedule 8.5, since September 30, 2006, no Material Adverse Effect shall have occurred.
     8.6. Other Agreements
            Seller shall have entered into the Transition Services Agreement with Purchaser as contemplated in Section 4.3.

9.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
            The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions:
     9.1. Representations True at Closing
            The representations and warranties made by Purchaser in this Agreement shall be true and correct when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made on and as of such time.
     9.2. Covenants of Purchaser
            Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing pursuant to the Agreement, and the President of Purchaser shall have delivered to Seller a certificate in the form attached hereto as Exhibit D dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 9.1.
     9.3. No Injunction, Etc.
            No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than Seller, the Company, the Subsidiary or any Non-Company Affiliate before any court or Governmental Authority to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.
     9.4. Consents, Approvals and Waivers
            Purchaser’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by (a) the board of directors of Purchaser, and (b) all Governmental Authorities whose approvals are required by Law. Seller shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by Purchaser no later than the Closing pursuant to Section 3.3. Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all Governmental Authorities whose approvals are required by Law, except for any such approval which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions described herein.
     9.5. Other Agreements
            Seller shall have entered into the Transition Services Agreement with Purchaser as contemplated in Section 4.3.
10.	CLOSING

     10.1. Time and Place of Closing
             Upon the terms and subject to the conditions set forth herein, the Closing shall take place at the offices of Winston & Strawn LLP, 1700 K Street NW, Washington DC 20006, commencing at 10:00 a.m., on the tenth (10th) Business Day after the Business Day on which all of the conditions to the Closing set forth in Sections 8 and 9 are satisfied or waived, or at such other place, time or date the parties may agree in writing (the date of the Closing being referenced herein as the “Closing Date”).
     10.2. Transactions at Closing
             At the Closing, each of the following shall occur:
               10.2.1. Seller’s Performance. At the Closing, Seller shall deliver to Purchaser each of the following:
                               10.2.1.1.   all certificates representing the Purchased Shares or, if applicable, replacement certificates together with lost certificate affidavits and indemnifications (in form and substance reasonably acceptable to Purchaser), duly endorsed for transfer or accompanied with executed blank stock powers (in form and substance reasonably acceptable to Purchaser), together with a new certificate representing such shares issued in the name of Purchaser;
                               10.2.1.2.   original stock ledgers, articles of incorporation, certificates of incorporation, charters, certificates of formation, bylaws, joint venture agreements, partnership agreements, limited liability company operating agreements, and board of directors’, shareholders’ and members’ minutes of the Company and the Subsidiary;
                               10.2.1.3.   a receipt of Seller evidencing Seller’s receipt of the Preliminary Purchase Price;
                               10.2.1.4.   the certificate of a duly authorized officer of Seller as described in Section 8.4;
                               10.2.1.5.   satisfactory evidence of the consents, approvals, waivers and agreements described in Section 8.4;
                               10.2.1.6.   certificates of existence or good standing of the Company and the Subsidiary, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of their respective incorporations or formations and the jurisdictions in which each is qualified to do business;
                               10.2.1.7.   certificates of existence or good standing of Seller, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation;

                               10.2.1.8.   Secretary or Assistant Secretary certificates of incumbency for the officers of Seller who sign on behalf of Seller this Agreement and any other documents, instruments or agreements to be entered into by Seller pursuant hereto;
                               10.2.1.9.   the Transition Services Agreement signed by Seller;
                               10.2.1.10.   resignations, or evidence of termination of his or her office, by each director and officer of the Company, unless otherwise agreed by the parties;
                               10.2.1.11.   such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Purchaser may reasonably require; and
                               10.2.1.12. all books and records relating to the operation of the Company and the Subsidiary to the extent separate from those of Seller, including but not limited to all such electronic records, files, ledgers and other documentation reasonably required by Purchaser in connection with the ongoing operation of the Company and the Subsidiary.
                         10.2.2. Purchaser’s Performance. At the Closing, Purchaser shall deliver to Seller each of the following:
                               10.2.2.1.   the Preliminary Purchase Price in cash by wire transfer of immediately available U.S. federal funds to an account designated by Seller, which account shall be identified to Purchaser by Seller not less than three (3) Business Days prior to the Closing Date;
                               10.2.2.2.   the certificate of the President of Purchaser described in Section 9.2;
                               10.2.2.3.   certificates of existence or good standing of Purchaser, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation;
                               10.2.2.4.   Secretary or Assistant Secretary certified copies of resolutions of the board of directors of Purchaser approving the transactions contemplated by this Agreement;
                               10.2.2.5.   Secretary or Assistant Secretary certificates of incumbency for the officers of Purchaser who sign on behalf of Purchaser this Agreement and any other documents, instruments or agreements to be entered into by Purchaser pursuant hereto;
                               10.2.2.6.   the Transition Services Agreement signed by Purchaser; and
                               10.2.2.7.   such other evidence of the performance of all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Seller may reasonably require.
11.	SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

     11.1. Survival of Representations, Warranties and Agreements
               11.1.1. All representations, warranties, covenants, indemnities and obligations made or undertaken by Seller in this Agreement are material, have been relied upon by Purchaser and shall survive the Closing hereunder as set forth in Section 11.6, and shall not merge in the performance of any obligation by any party hereto. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
               11.1.2. All representations, warranties, covenants, indemnities and obligations made or undertaken by Purchaser in this Agreement are material, have been relied upon by Seller and shall survive the Closing hereunder as set forth in Section 11.6, and shall not merge in the performance of any obligation by any party hereto. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH IN THIS AGREEMENT, PURCHASER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     11.2. Agreements to Indemnify Purchaser Indemnitees
               11.2.1. Subject to the other provisions of this Section 11, Seller hereby agrees to indemnify and hold harmless Purchaser, each Affiliate of Purchaser, their respective directors and officers, and their respective successors and assigns (collectively, “Purchaser Indemnitees”), from and against any and all liability, obligation, loss, Lien, damage, injury, cost and expense (including reasonable attorneys’ fees and costs and expenses related thereto) (collectively, “Losses”) suffered or incurred by any Purchaser Indemnitee arising from: (a) any breach of any indemnity, covenant, representation or warranty of Seller contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 8.2, (c) the Excluded Assets and Liabilities, whether arising before or after Closing, (d) the Seller Plans, (e) all Income Taxes (other than for Income Taxes resulting from any transaction engaged in by the Company or the Subsidiary on the Closing Date, but after the Closing) of the Company or the Subsidiary (including Income Taxes of any other Person for which the Company or the Subsidiary is liable under Treasury Regulation section 1.1502-6 or similar provision of foreign, state or local law) for periods (or portions thereof) ending on or prior to the Closing Date to the extent such Income Taxes exceed the Accrued Tax Liability; or (f) any Scheduled Claim, which claims the parties acknowledge and agree that Seller has acknowledged its duty to defend in accordance with Section 11.7.2 and, thereby, Seller has a right to control the defense of in accordance with the provisions of Section 11.7.2
               11.2.2. For all purposes of this Section 11, after the Closing, any Loss suffered or incurred by the Company or the Subsidiary arising from any breach of any indemnity, covenant, representation or warranty by Seller referenced in Section 11.2.1 shall be deemed suffered and incurred by Purchaser for purposes of such Section 11.2.1, and Purchaser shall be entitled to seek indemnification under such Section 11.2.1 against Seller alone for any such Loss without any liability of the Company or the Subsidiary. In addition, effective as of the Closing, Seller waives any and all rights of contribution, cost recovery or other payment from the Company or the Subsidiary, whether arising by agreement or operation of Law (including Environmental Law), to the extent of any liability of Seller under this Agreement.
     11.3. Agreements to Indemnify the Seller Indemnitees
             Subject to the other provisions of this Section 11, Purchaser hereby agrees to indemnify and hold harmless Seller, the Company, the Subsidiary, each Non-Company Affiliate, their respective directors and officers, and their respective successors and assigns (collectively, the “Seller Indemnitees”), from and against all Losses suffered or incurred by any Seller Indemnitee arising from: (a) any breach of any indemnity, covenant, representation, or warranty of Purchaser contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 9.2, (c) any Income Taxes incurred as a result of any transaction engaged in by the Company or the Subsidiary on the Closing Date but after the Closing, or (d) the termination on or after the Closing Date of employment or change in compensation, incentive opportunities or benefits of any Transferred Employee on or after the Closing Date.
     11.4. Recoveries
             The determination of the amount of any Loss for purposes of this Section 11 shall take into account the amount of insurance proceeds payable with respect thereto pursuant to any Third Party insurance policy, but only to the extent such amounts are actually paid to the Indemnified Party.
     11.5. Limitations on Indemnity
                    11.5.1. The Indemnified Parties agree not to seek recourse against, and shall not recover from, any Indemnifying Party under this Section 11 on account of any Loss resulting from a breach of any representation or warranty herein or in any certificate delivered pursuant hereto until the aggregate amount of all Losses suffered by the Indemnified Parties as a result of breaches of all representations or warranties herein (as adjusted pursuant to Section 11.4) exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), in which case the Indemnifying Party shall be liable only for the aggregate amount of Losses suffered by the Indemnified Party in excess of the Deductible; provided, however, that (a) the limitation of the Deductible shall not apply to Losses resulting from a breach of any representation or warranty contained in Section 5.2.1, Section 5.2.2, Section 5.4, the first three sentences of Section 6.2, Section 6.5, or the first three sentences of Section 7.2; and (b) for purposes of determining Losses under this Section 11 resulting from any breach of any representation or warranty, such representations and warranties shall be interpreted to disregard all qualifications and conditions in such representations and warranties relating to materiality or Material Adverse Effect.
                    11.5.2. The aggregate liability of the Indemnifying Parties under this Section 11 resulting from breaches of representations or warranties herein and in any certificates delivered pursuant hereto shall be limited to an amount equal to forty percent (40%) of the Purchase Price (the “Cap”); provided, however, that the limitation of the Cap shall not apply to Losses resulting from a breach of any representation or warranty contained in Section 5.2.1, Section 5.2.2,

Section 5.4, the first three sentences of Section 6.2, Section 6.5, or the first three sentences of Section 7.2.
     11.6. Survival
               11.6.1. All claims by a Purchaser Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless Seller is notified:
                                  11.6.1.1.   in the case of a claim based upon a breach of Section 5.4 with respect to any taxable period ending on or prior to the Closing Date, within the statutory period of limitations (including any extensions thereof), unless such claim is raised by the taxing authority by way of an offset against any claim or suit for refund by or on behalf of the Company or the Subsidiary, or pursuant to the mitigation provisions contained in the Code or any applicable statutes, in which case a claim may be made within one (1) year after such offset or assessment; or
                                   11.6.1.2.   in all other cases within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by Purchaser pursuant to Section 11.7.1 on or prior to the last day of the foregoing 18-month period, then the obligation of Seller to indemnify any Purchaser Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of Section 5.2.1, Section 5.2.2, the first three sentences of Section 6.2, or Section 6.5 may be brought at any time within the statute of limitations that applies to such claim or claims.
               11.6.2. All claims by a Seller Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless Purchaser is notified within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by Seller on behalf of any Seller Indemnitee pursuant to Section 11.7.1 on or prior to the last day of the foregoing 18-month period, then the obligation of Purchaser to indemnify any Seller Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of the first three sentences of Section 7.2 may be brought at any time within the statute of limitations that applies to such claim or claims.
     11.7. Notice and Defense of Actions
             The obligations and liabilities of each Indemnifying Party hereunder shall be subject to the following terms and conditions:
                    11.7.1. Notice. Except with respect to any Scheduled Claim, the Indemnified Party shall give written notice to the Indemnifying Parties promptly after it becomes aware of any claim, action or proceeding (each, an “Action”) as to which indemnity may be sought under this Section 11; provided that in any event, the Indemnified Parties shall give written notice of an Action within thirty (30) days after being served with the related process or legal proceeding. Such notice shall state the nature and basis of such claims or events and the amounts thereof, to the extent known, and shall attach copies of any complaint, demand or arbitration notice received by the Indemnified Party. Such notice shall be given in accordance with Section 13.1. The failure of the Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of any obligation under this Section 11 only if and to the extent that such failure materially prejudices the ability of the Indemnifying Party to defend such Action, and such failure shall in no event relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party otherwise under this Section 11.
            11.7.2. Defense of Actions.
                         11.7.2.1.   (a)  Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties acknowledge in writing a duty to defend with respect to such Action, the Indemnifying Parties shall have the right, at their expense, to control the defense of any such Action. If the Indemnifying Parties wish to control the defense of such Action, they shall deliver written notice thereof to the Indemnified Parties within sixty (60) days after receipt of the notice described in Section 11.7.1. After such notice, the Indemnifying Parties shall engage independent internal or external legal counsel (and reasonably acceptable to the Indemnified Parties) to assume the defense of such Action; provided, however, that the Indemnified Party may also participate in such defense, at its own expense; and provided, further, that any Indemnifying Party shall not be entitled to assume the defense or control of any Action if (i) the Indemnifying Party fails to acknowledge its duty to defend as set forth in the preceding sentence, (ii) the Indemnified Party agrees, in writing, to assume the defense of such Action and forego any indemnity claimed under this Section 11, (iii) in the reasonable opinion of legal counsel for the Indemnified Party, such Action involves the potential imposition of a criminal liability on the Indemnified Party, its directors, officers, employees or agents, (iv) in the reasonable opinion of legal counsel for the Indemnified Party, an actual or potential conflict of interest exists where it is advisable for such Indemnified Party to be represented by separate legal counsel, or (v) with respect to Purchaser only, failure to stay the enforcement of such Action will result in the imminent risk of sale, forfeiture or loss of all or any material portion of the Assets or a material disruption in the operation of the acquired business. In the circumstances identified in the foregoing subsections 11.7.2(a)(i) through (v), the Indemnified Party shall be entitled to control and assume responsibility for the defense of such Action, at the cost and expense of the Indemnifying Party. The Indemnifying Party may, in any event, participate in such proceedings at its own cost and expense.
                                           (b)  With respect to any Scheduled Claim, Seller shall have the right and obligation, at its expense, to control the defense of such Scheduled Claim. Purchaser also may participate in such defense, at its own expense. Seller shall have the right to select and engage internal or external legal counsel (which shall be reasonably acceptable to Purchaser if selected and engaged after the date of this Agreement) to assume the defense of such Scheduled Claim.
                         11.7.2.2.   The Indemnifying Party, in the defense of any such Action, shall have the right in its sole discretion to settle such Action only if (a) settlement involves only the payment of money and execution of appropriate releases of the Indemnified Party and its Affiliates, (b) there is no finding or admission of any violation of Law or violation of the rights of any Person by the Indemnified Party or its Affiliates, and (c) the Indemnified Party or its Affiliates will have no liability with respect to such compromise or settlement. Otherwise, no such Action shall be settled or agreed to without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnified Party withholds, delays or conditions its consent in an unreasonable manner, the Indemnified Party shall not be entitled to indemnification under this Section 11 for any Loss in excess of the amount for which the Action could reasonably have been compromised but for such withholding, delay or conditioning of consent.
                         11.7.2.3.   Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties shall not agree in writing to assume the defense of such Action or in the event the Indemnified Party assumes control of such Action pursuant to Section 11.7.2, the Indemnified Parties may engage internal or external legal counsel acceptable to them to assume the defense and may contest, pay, settle or compromise any such Action on such terms and conditions reasonably acceptable to the Indemnified Parties. If the Indemnifying Parties are obligated to indemnify the Indemnified Parties in respect to such Action under this Agreement, the fees and expenses of such counsel retained by the Indemnified Parties shall constitute litigation expenses subject to indemnification under this Section 11.
                         11.7.2.4.   In the defense of any Action, regardless of who is in control, the Indemnified Parties and the Indemnifying Parties shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and Affiliates to do so, and shall make available to the other party all relevant books, records, and information (in such Person’s control) during normal business hours, and shall furnish to each other, at the Indemnifying Party’s expense, such other assistance as the other party may reasonably require in connection with such defense.
     11.8. Exclusive Remedy
              Except for remedies that cannot be waived as a matter of law and remedies available for breaches under Section 13.2, the indemnification obligations under this Section 11 shall be the sole and exclusive remedies of the parties hereto with respect to any breach of any representation, warranty, covenant, indemnity, or agreement under this Agreement or any certificate delivered pursuant hereto by any party hereto, except that nothing contained herein shall be construed as limiting or impairing the rights and remedies that the parties hereto may have at equity for injunctive relief and specific performance, including such equitable remedies with respect to enforcement of rights and obligations under Sections 2.1, 2.2, 3.4.2, 3.6, 3.7, 4.3, 4.4, 4.5 and 4.6.
     11.9. Treatment
              All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price.
12.	TERMINATION
     12.1. Method of Termination
              This Agreement constitutes the binding and irrevocable agreement of the parties hereto to consummate the transactions contemplated hereby subject to the terms and conditions contained herein, the consideration for which is the covenants set forth in Sections 2, 3 and 4, and expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by Seller, the Company and the Subsidiary, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:
               12.1.1. By the unanimous written consent of Seller and Purchaser, notwithstanding prior approval (if any) by the board of directors of either Purchaser or Seller;
               12.1.2. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Seller may terminate this Agreement by written notice given to Purchaser if Seller has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9;
               12.1.3. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Purchaser may terminate this Agreement by written notice given to Seller if Purchaser has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9; or
               12.1.4. By either Seller or Purchaser if (a) there shall be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited; or (b) any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and non-appealable.
             Notwithstanding anything in this Section 12.1 to the contrary, no party hereto that is in breach of a material obligation under this Agreement shall be entitled to terminate this Agreement except with the prior written consent of the other party hereto.
     12.2. Procedure and Effect of Termination
               12.2.1. In the event of a termination by any party pursuant to and in accordance with Section 12.1, such terminating party shall give prompt written notice thereof as provided therein to the other party, and the transactions contemplated hereby shall be abandoned and terminated, without further action by any of the parties hereto, except as provided in Section 12.2.1.
               12.2.2. In the event of a termination pursuant to Section 12.1:
                                   12.2.2.1.   All filings, applications and other submissions relating to the consummation of the transactions contemplated herein shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and

                                   12.2.2.2.   No party hereto, or any of its Affiliates, nor any shareholder, member, partner, director, officer, employee, or agent of any such party or any of its Affiliates, shall have any liability or further obligation to any other party hereto or any of its Affiliates, nor to any shareholder, member, partner, director, officer, employee, or agent of such other party or any of its Affiliates pursuant to this Agreement, except (a) that the provisions of Sections 3.4.2, 3.7, 12.2 and 13 (and associated defined terms) shall survive any such termination and not be extinguished thereby, provided that the provisions of Section 3.4.2 shall terminate on the later of the second anniversary of such termination or the date the Confidential Information loses its status as a trade secret or no longer qualify as confidential under applicable Law; and (b) any party hereto nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other party hereto of any agreement, covenant, indemnity, representation or warranty contained in this Agreement that occurs prior to the termination.
13.	GENERAL PROVISIONS
     13.1. Notices
             All notices, demands and requests hereunder by any party hereto to the other party hereto shall be in writing, and shall be delivered by hand, nationally recognized overnight courier, facsimile, or registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:
               13.1.1. If to Seller:
Sempra Energy
101 Ash Street
HQ 17
San Diego, CA 92101-3017
Attn: Richard Vaccari
Facsimile No. 619-696-2911
and copies to legal counsel to Seller, the Company and the Subsidiary:
Sempra Energy
101 Ash Street
San Diego, CA 92101-3017
Attn: Assistant General Counsel, Corporate
Facsimile No. 619-696-4310
and
Winston & Strawn LLP
1700 K Street, N.W.
Washington, D.C. 20006
Attn: Gerald P. Farano
Facsimile No. 202-282-5100

               13.1.2. If to Purchaser:
Energy West, Incorporated and Energy West Propane Inc.
P.O. Box 2229
Great Falls, MT 59403
Attn: David A. Cerotzke, President and Chief Executive Officer
Facsimile No.: (406) 791-7560
and copies to legal counsel to Purchaser:
Dworken & Bernstein Co., LPA
60 South Park Place
Painesville, OH 44077
Attn: Melvyn E. Resnick and Jodi Littman Tomaszewski
Facsimile No.: (440) 352-3469
               13.1.3. If delivered by hand or nationally recognized overnight courier, the day on which a notice, demand or request is delivered shall be the date on which such delivery is made, if delivered by facsimile, the day upon which sender receives from its facsimile machine the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message shall be the date on which such delivery is made (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), and, if delivered by mail, the day on which such notice, demand or request is received shall be the date of delivery; provided that a notice given in accordance with this Section 13.1 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed to be received on the next Business Day in that place.
               13.1.4. Any party hereto may change its address or facsimile number specified for notices herein by designating a new address or facsimile number for notices by notice to the other party in accordance with this Section 13.1.
     13.2. Brokers
               13.2.1. Purchaser represents and warrants to Seller that no investment banker, broker or finder has acted for Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated herein. Purchaser hereby agrees to indemnify and hold harmless Seller, the Company, the Subsidiary and their respective Affiliates against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated herein.
               13.2.2. Seller represents and warrants to Purchaser that no investment banker, broker or finder has acted for Seller, the Company, the Subsidiary or any of their Affiliates in connection with this Agreement or the transactions contemplated herein, except for WestLB AG and ABN AMRO Incorporated. Seller hereby agrees to indemnify and hold harmless Purchaser, any Affiliate of Purchaser, and, after the Closing, the Company and the Subsidiary against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by Seller, the Company, the Subsidiary or any of their Affiliates in connection with this Agreement or the transactions contemplated herein, including WestLB AG and ABN AMRO Incorporated.
     13.3. Expenses
              All expenses incurred by a party hereto in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, legal counsel, accountants and other technical consultants employed by such party, shall be borne solely and entirely by the party that has incurred the same (except as otherwise expressly provided herein), and provided that all expenses incurred by Seller shall be paid by Sempra, as opposed to the Company and the Subsidiary.
     13.4. Further Assurances
              Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
     13.5. Attribution of Knowledge
              With respect to any representation or warranty set forth in this Agreement or any other agreements, certificates or instruments delivered pursuant hereto that is expressly qualified by: (a) the phrase “to the knowledge of Seller” or “to the best knowledge of Seller” and variations thereof when used with respect to Seller shall refer only to matters actually known, and not constructively known, to any of the individuals listed on Schedule 13.5(a); and (b) the phrase “to the knowledge of Purchaser” or “to the best knowledge of Purchaser” and variations thereof when used with respect to Purchaser shall refer only to matters actually known, and not constructively known, to any of the individuals listed on Schedule 13.5(b). Without limiting the foregoing, a matter shall be deemed to be “actually known” by an individual listed on Schedule 13.5 if such individual has received written notice of such matter.
     13.6. Waiver
            Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.
     13.7. Assignment; Binding Effect; No Third-Party Beneficiaries
              Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the parties to this Agreement or such referenced agreement, as the case may be, except for Sections 11.2 and 11.3, which are intended to benefit and be enforceable by any of the Purchaser Indemnitees or the Seller Indemnitees, respectively.
     13.8. Headings
              The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. References to any “Section” herein (such as “Section 5”) shall be construed to include a reference to all subsections thereunder (i.e., 5.1, 5.1.1, 5.1.2, ... 5.6, 5.7 ... etc).
     13.9. Entire Agreement
              This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the parties hereto relating to the transactions contemplated hereby or the subject matter herein.
     13.10. Modifications
               Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.
      13.11. Governing Law
               Except with respect to regulatory matters that by their nature are expressly governed by North Carolina law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regards to the principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.
     13.12. Severability
               The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     13.13. Counterparts
             This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.
     13.14. Exhibits and Schedules Incorporated
               All Exhibits and Schedules attached hereto are incorporated herein by reference. The section numbers in the Schedules correspond to the section numbers in this Agreement; provided, however, that any information disclosed in the Schedules under any section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure is made with such specificity, or in such a context, that it is reasonably apparent that such disclosure is applicable to such other section numbers. Prior to the Closing Date, Seller shall supplement or amend the Schedules with respect to any matter relating to the subject matter thereof hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. No supplement or amendment of any Schedule made pursuant to this Section 13.14 shall be deemed to cure any breach of, or expand or limit the scope of, or otherwise modify or affect any representation or warranty made in this Agreement unless the parties agree thereto in writing.
     13.15. Waiver of Certain Damages
               Each of the parties hereto (a) agrees that only actual damages shall be recoverable under this Agreement, (b) hereby waives any right to recover special, punitive, consequential, incidental or exemplary damages and loss of revenues or profits; provided, however, that the foregoing limitations shall not limit the amount recoverable by an Indemnified Party pursuant to Section 11 for claims by any Third Party against such Indemnified Party.
     13.16. Joint Preparation
               The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     13.17. Performance by Affiliates
               Any obligation of any party hereto owed to any other party hereto under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     13.18. Consent to Jurisdiction; Waivers of Trial by Jury
               Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York located in New York, New York, or the United States District Court for the Southern District of New York located in New York, New York, and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 13 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 13.18. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
[Signatures On The Following Page]

               IN WITNESS WHEREOF, each party hereto has caused this Stock Purchase Agreement to be executed on its behalf, all as of the day and year first above written.

Seller:

SEMPRA ENERGY

By:	/s/ Mark A. Snell Mark A. Snell, Executive Vice President and
Chief Financial Officer
Dated: January 30, 2007

Purchaser:

ENERGY WEST INCORPORATED

By:	/s/David A. Cerotzke David A. Cerotzke, President
Dated: January 30, 2007
[Frontier Stock Purchase Agreement Signature Page]

EXHIBIT A
to
Stock Purchase Agreement
Assumed Working Capital Calculation
See attached.

EXHIBIT B
to
Stock Purchase Agreement
Form of Transition Services Agreement
See attached.

EXHIBIT C
to
Stock Purchase Agreement
Form of Seller’s Closing Certificate

EXHIBIT D
to
Stock Purchase Agreement
Form of Purchaser’s Closing Certificate